UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.____)

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THE MARCUS CORPORATION

(Name of Registrant as Specified in its Charter)

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THE MARCUS CORPORATION

100 East Wisconsin Avenue, Suite 1900
Milwaukee, Wisconsin 53202-4125

NOTICE OF 2018 ANNUAL MEETING OF SHAREHOLDERS
To Be Held Tuesday, May 8, 2018

To the Shareholders of

THE MARCUS CORPORATION

NOTICE IS HEREBY GIVEN THAT the 2018 Annual Meeting of Shareholders of THE MARCUS CORPORATION will be held on Tuesday, May 8, 2018, at 10:00 A.M., local time, at the Marcus BistroPlex Southridge, 5210 S. 76th Street, Greendale, Wisconsin for the following purposes:

1.	to elect as directors the ten nominees named in the attached proxy statement;
2.	to approve, by advisory vote, the compensation of our named executive officers as disclosed in the attached proxy statement;
3.	to ratify the selection of Deloitte & Touche LLP as our independent auditor for our fiscal year ending December 27, 2018; and
4.	to consider and act upon any other business that may be properly brought before the meeting or any adjournment thereof.

Only holders of record of our Common Stock and Class B Common Stock as of the close of business on March 16, 2018, will be entitled to notice of, and to vote at, the meeting and any adjournment thereof. Shareholders may vote in person or by proxy. The holders of our Common Stock will be entitled to one vote per share and the holders of our Class B Common Stock will be entitled to ten votes per share on each matter submitted for shareholder consideration.

Shareholders are cordially invited to attend the meeting in person. A map is provided on the following page to assist you in locating the Marcus BistroPlex Southridge. Even if you expect to attend the meeting in person, to help ensure your vote is represented at the meeting, please complete, sign, date and return in the enclosed postage paid envelope the accompanying proxy, which is being solicited by our board of directors. You may revoke your proxy at any time before it is actually voted by giving notice thereof in writing to the undersigned or by voting in person at the meeting.

Interested parties are invited to listen to a live audio Webcast of the meeting by logging onto the “Investor Relations” section of our website, www.marcuscorp.com. Listeners should go to the website at least 15 minutes prior to the start of the presentation to download and install any necessary audio software.

Accompanying this Notice of 2018 Annual Meeting of Shareholders is a proxy statement and form of proxy.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on May 8, 2018

Pursuant to rules of the Securities and Exchange Commission, we have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. This proxy statement and our 2017 annual report to shareholders are available at www.marcuscorp.com/eproxy.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that your broker is not permitted to vote your shares for the election of directors or the approval, by advisory vote, of the compensation of our named executive officers if you do not instruct your broker how to vote within 10 days prior to our Annual Meeting. Therefore, you must affirmatively take action to vote your shares at our Annual Meeting. If you do not, your shares will not be voted with respect to such matters.

On Behalf of the Board of Directors
Milwaukee, Wisconsin April 3, 2018	Thomas F. Kissinger Senior Executive Vice President, General Counsel and Secretary

Important Information for Shareholders Attending
The Marcus Corporation 2018 Annual Meeting

10:00 a.m. Local Time
Tuesday, May 8, 2018
Marcus BistroPlex Southridge
5210 S. 76th Street
Greendale, Wisconsin 53129
www.marcustheatres.com/theatre-locations/bistroplex-southridge

Directions:

From Madison:

Take I-94 East to I-894/US-45 toward Chicago (Exit 305A) and keep left to continue toward I-41/I-894 East/US-45 South. Take 76 – 84th Street exit (Exit 5A-5B) and turn South (right) on S. 84th St. Turn East (left) on W. Edgerton Ave. Turn South (right) on S. 74th St. The BistroPlex will be on the right side.

From Milwaukee:

Take I-794 West to I-43 South/I-94 East/U.S. 41 toward Chicago (Exit 1B-1C). Continue on I-43 South/I-94 East and use the two right lanes to take the exit toward Beloit. Take 60th Street exit (Exit 7) and turn South (left) on S. 60th St. Turn West (right) on W. Edgerton Ave. Turn South (left) on S. 74th St. The BistroPlex will be on the right side.

41
W Cold Spring Rd
S 60th St
S 51st St
43
W Layton Ave
24
S 84th St
S 76th St
S 68th St
W Edgerton Ave
MARCUS
THEATRES
bistro plex
36
S 43rd St
241
W Grange Ave
N

Experience “The Restaurant that Serves Movies” at the BistroPlex Southridge:

Following the Annual Meeting, shareholders are invited to enjoy a complimentary movie at the BistroPlex Southridge.

THE MARCUS CORPORATION

PROXY STATEMENT

For
2018 Annual Meeting of Shareholders
To Be Held Tuesday, May 8, 2018

This proxy statement and accompanying form of proxy are being furnished to our shareholders beginning on or about April 3, 2018, in connection with the solicitation of proxies by our board of directors for use at our 2018 Annual Meeting of Shareholders to be held on Tuesday, May 8, 2018, at 10:00 A.M., local time, at the Marcus BistroPlex Southridge, 5210 S. 76th Street, Greendale, Wisconsin and at any postponement or adjournment thereof (collectively, the “Meeting”), for the purposes set forth in the attached Notice of 2018 Annual Meeting of Shareholders and as described herein.

Execution of a proxy will not affect your right to attend the Meeting and to vote in person, nor will your presence revoke a previously submitted proxy. You may revoke a previously submitted proxy at any time before it is exercised by giving written notice of your intention to revoke the proxy to our Secretary, by notifying the appropriate personnel at the Meeting in writing or by voting in person at the Meeting. Unless revoked, the shares represented by proxies received by our board of directors will be voted at the Meeting in accordance with the instructions thereon. If no instructions are specified on a proxy, the votes represented thereby will be voted: (1) for the board’s ten director nominees set forth below; (2) for the approval, by advisory vote, of the compensation of our named executive officers; (3) for the ratification of the selection of Deloitte & Touche LLP as our independent auditor for our fiscal year ending December 27, 2018; and (4) on such other matters that may properly come before the Meeting and at any postponement or adjournment thereof in accordance with the best judgment of the persons named as proxies.

Only holders of record of shares of our Common Stock (“Common Shares”) and our Class B Common Stock (“Class B Shares”) as of the close of business on March 16, 2018 (“Record Date”) are entitled to vote at the Meeting. As of the Record Date, we had 19,439,867 Common Shares and 8,525,485 Class B Shares outstanding and entitled to vote. The record holder of each outstanding Common Share on the Record Date is entitled to one vote per share and the record holder of each outstanding Class B Share on the Record Date is entitled to ten votes per share on each matter submitted for shareholder consideration at the Meeting. The holders of our Common Shares and the holders of our Class B Shares will vote together as a single class on all matters subject to shareholder consideration at the Meeting. The total number of votes represented by outstanding Common Shares and Class B Shares as of the Record Date was 104,694,717, consisting of 19,439,867 votes represented by outstanding Common Shares and 85,254,850 votes represented by outstanding Class B Shares.

IMPORTANT: If you hold your shares in a brokerage account, you should be aware that your broker is not permitted to vote your shares for the election of directors or the approval, by advisory vote, of the compensation of our named executive officers if you do not instruct your broker how to vote within 10 days prior to the Meeting. Therefore, you must affirmatively take action to vote your shares at the Meeting. If you do not, your shares will not be voted with respect to such matters.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Meeting, our shareholders will elect all ten members of our board of directors. The directors elected at the Meeting will hold office until our 2019 Annual Meeting of Shareholders and until their successors are duly qualified and elected. If, prior to the Meeting, one or more of the board’s nominees becomes unable to serve as a director for any reason, the votes represented by proxies granting authority to vote for all of the board’s nominees, or containing no voting instructions, will be voted for a replacement nominee selected by the board of directors. Under Wisconsin law, if a quorum of shareholders is present, directors are elected by a plurality of the votes cast by the shareholders entitled to vote in the election. This means that the individuals receiving the largest number of votes will be elected as directors, up to the maximum number of directors to be chosen at the election. Therefore, any shares that are not voted on this matter at the Meeting, whether by abstention, broker nonvote or otherwise, will have no effect on the election of directors at the Meeting.

All of our director nominees have been elected by our shareholders and have served continuously as directors since the date indicated below. The names of the director nominees, together with certain information about each of them as of the Record Date, are set forth below. Unless otherwise indicated, all of our director nominees have held the same principal occupation indicated below for at least the last five years.

Name	Current Principal Occupation	Age	Director Since
Stephen H. Marcus	Our chairman of the board. In January 2009, he retired as our chief executive officer, a position he had held since 1988. Mr. Marcus’ long-time service as our chief executive officer and chairman of the board led to our conclusion that he should serve as a director of the Company, including as our chairman of the board.(1)(2)	82	1969
Gregory S. Marcus	Our chief executive officer since January 2009 and our president since January 2008. Prior thereto, he was our senior vice president — corporate development. Mr. Marcus’ experience with our Company since 1999 in various positions, including his current role as our chief executive officer, led to our conclusion that he should serve as a director of the Company.(1)(2)(3)	53	2005
Diane Marcus Gershowitz	Real estate management and investments. Ms. Gershowitz’s long-standing service on our board and her expertise in real estate matters led to our conclusion that she should serve as a director of the Company.(1)(2)	79	1985

Name	Current Principal Occupation	Age	Director Since
Allan H. Selig	Chief executive officer of Selig Leasing Co., Inc. (automobile leasing agency) and Commissioner Emeritus of Major League Baseball. Mr. Selig’s long-standing service on our board and his experience as commissioner of Major League Baseball has led to our conclusion that he should serve as a director of the Company.(4)	82	1995
Timothy E. Hoeksema	Retired chairman of the board, president and/or chief executive officer of Midwest Air Group, Inc. (commercial airline carrier). Mr. Hoeksema’s long-standing service on our board and his experience as the chief executive officer for many years at one of the nation’s most recognized service-oriented national travel carriers and his experience in the travel industry led to our conclusion that he should serve as a director of the Company.	71	1995
Bruce J. Olson	Our retired senior vice president and retired president of Marcus Theatres Corporation. Mr. Olson’s long-standing service on our board and extensive experience gained while leading our theatre division led to our conclusion that he should serve as a director of the Company.	67	1996
Philip L. Milstein	Principal of Ogden CAP Properties, LLC (real estate and investments) and former co-chairman of Emigrant Savings Bank (savings bank). Mr. Milstein’s long-standing service on our board of directors and his financial expertise and experience led to our conclusion that he should serve as a director of the Company.	68	1996

Name	Current Principal Occupation	Age	Director Since
Brian J. Stark	Founding principal, chief executive officer and chief investment officer of Stark Investments (global alternative investment firm). Mr. Stark’s extensive executive level experience in the investment industry and financial markets led to our conclusion that he should serve as a director of the Company.(5)	63	2012
Katherine M. Gehl	President of Gehl Foods, Inc. from September 2011 to March 26, 2015, and chairman of Gehl Foods, Inc. from 2007 to September 2011. Ms. Gehl’s extensive executive-level experience in the food service and hospitality industries and board of directors experience led to our conclusion that she should serve as a director of the Company.(6)	51	2015
David M. Baum	President of Maven Marketing, LLC (d/b/a Revolution Golf) since April 2013. President of Baum Media Group, LLC from February 2005 to March 2013. Partner with Goldman, Sachs & Co. from 1998 to 2003. Mr. Baum’s expertise in matters relating to corporate finance, mergers and acquisitions, corporate governance, leisure travel and digital media led to our conclusion that he should serve as a director of the Company.	53	2016

(1)	Stephen H. Marcus and Diane Marcus Gershowitz are siblings. Gregory S. Marcus is the son of Stephen H. Marcus.
(2)	As a result of their beneficial ownership of Common Shares and Class B Shares, Stephen H. Marcus, Gregory S. Marcus and/or Diane Marcus Gershowitz may be deemed to control, or share in the control of, the Company. See “Stock Ownership of Management and Others.”
(3)	Gregory S. Marcus is also an officer of certain of our subsidiaries.
(4)	Allan H. Selig is a director of Oil-Dri Corporation of America.
(5)	Brian J. Stark is a director of SteadyMed Ltd., a specialty pharmaceutical company.
(6)	Katherine M. Gehl is a director of Gehl Foods, LLC.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD’S NOMINEES. COMMON SHARES OR CLASS B SHARES REPRESENTED AT THE MEETING BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” EACH OF THE BOARD’S NOMINEES.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of Directors

Based on a review by our board of directors of the direct and indirect relationships that each of the ten directors currently serving on the board of directors has with the Company, including the relationships between the Company and Selig Leasing Co., Inc. and Major League Baseball and the relationship between the Company and Gehl Foods, LLC, the board of directors has determined that each of Messrs. Selig, Hoeksema, Milstein, Stark and Baum and Ms. Gehl are “independent directors” as defined by the rules of the New York Stock Exchange (“NYSE”) and the Securities and Exchange Commission (“SEC”). The board of directors also determined that each of Daniel F. McKeithan, Jr., James D. Ericson and Bronson J. Haase, each of whom served on the board of directors during fiscal 2017, were “independent directors” as defined by the rules of the NYSE and SEC during their tenures on the board of directors during fiscal 2017. We want to express our appreciation for each gentleman’s contributions to the board of directors and for their service and guidance to our Company.

Board Leadership Structure

Currently, Mr. Gregory Marcus serves as our chief executive officer and Mr. Stephen Marcus serves as our chairman of the board of directors. Our board of directors does not have a policy on whether or not the roles of chief executive officer and chairman of the board should be separate. Instead, our Corporate Governance Policy Guidelines provide that our board of directors has the authority to choose its chairman in any way it deems best for the Company and its shareholders at any given point in time. Since Mr. Stephen Marcus’ retirement as chief executive officer in 2009, our board of directors has determined that the separation of these roles most appropriately suits our Company because of Mr. Stephen Marcus’ long history with our Company, including his tenure as our chief executive officer, and his skills and experience within the industries in which we operate. Further, our board of directors believes that this split in roles allows Mr. Gregory Marcus to focus more of his energies on the management of our Company’s business. Our board of directors believes that there is no single board of directors leadership structure that would be most effective in all circumstances, and therefore retains the authority to modify this structure to best address our Company’s and our board of directors’ then current circumstances as and when appropriate. Additionally, our Corporate Governance Policy Guidelines provide that, if the chairman of the board of directors is an employee director or is otherwise not an independent director, then the Corporate Governance and Nominating Committee will recommend to the board of directors, and the board of directors will appoint, an independent director to serve as Lead Independent Director. Currently, Philip L. Milstein serves as our Lead Independent Director. The Lead Independent Director’s responsibilities include:

•	calling and presiding over all meetings of the board of directors at which the chairman of the board of directors is not present, including executive sessions of independent directors, and communicating feedback on executive sessions to the chairman of the board of directors;
•	providing input as necessary to the chairman of the board and secretary on preparation of agendas for board of directors meetings;
•	facilitating the board of directors’ approval of the number and frequency of board of directors meetings, as well as the schedule of such meetings to ensure sufficient time for discussion of agenda items;
•	serving as principal liaison between the independent directors and the chairman of the board of directors;
•	ensuring that there is open communication between the independent directors, on the one hand, and the chairman of the board of directors and our management, on the other; and
•	conferring with the chairman of the board of directors on other issues of corporate importance, as appropriate.

Our board of directors and, in particular, the Audit Committee are involved on an ongoing basis in the general oversight of our material identified enterprise-related risks. Each of our chief executive officer, chief financial officer and general counsel, with input as appropriate from other management members, report and provide relevant information directly to our board of directors and/or the Audit Committee on various types of identified material financial, reputational, legal, environmental and business risks to which we are or may be subject, as well as mitigation strategies for certain key identified material risks. These reports, information and strategies are then reviewed, approved and monitored on an ongoing basis by our board of directors and/or the Audit Committee. Our board of directors’ and Audit Committee’s roles in our risk oversight process have not affected our board of directors leadership structure.

Code of Conduct

The board of directors has adopted The Marcus Corporation Code of Conduct that applies to all of our directors, officers and employees. The Code of Conduct is available under the “Governance” section of our website, www.marcuscorp.com. If you would like us to mail you a copy of our Code of Conduct, free of charge, please contact Thomas F. Kissinger, Senior Executive Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.

Committees of the Board of Directors

Our board of directors has an Audit Committee, Compensation Committee, Corporate Governance and Nominating Committee and Finance Committee. Each committee operates under a written charter and the charters of our Audit, Compensation and Corporate Governance and Nominating Committees are available under the “Governance” section of our website, www.marcuscorp.com. Our board of directors and each committee also operate under our Corporate Governance Policy Guidelines, which are available under the “Corporate Governance and Nominating Committee” tab of the “Governance” section of our website. If you would like us to mail you a copy of our Corporate Governance Policy Guidelines or a committee charter, free of charge, please contact Mr. Kissinger at the above address.

Audit Committee.  Our board of directors has an Audit Committee whose principal functions are to: (1) appoint and establish the compensation for and oversee our independent auditors; (2) review annual audit plans with management and our independent auditors; (3) preapprove all audit and non-audit services provided by our independent auditors; (4) oversee management’s evaluation of the adequacy of our internal and business controls, disclosure controls and procedures, and risk assessment and management; (5) review areas of financial risk that could have a material adverse effect on our results of operations and financial condition with management and our independent auditors; (6) evaluate the independence of our independent auditors; (7) review, in consultation with management and our independent auditors, financial reporting and accounting practices of comparable companies that differ from our own; and (8) receive, retain and address complaints (including employees’ confidential, anonymous submission of concerns) regarding financial disclosure and accounting and auditing matters. Our Audit Committee consists of Brian J. Stark (Chairman), Katherine M. Gehl and David M. Baum. Each member of our Audit Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. In addition, the board of directors has determined that each of the members of the Audit Committee is an “audit committee financial expert,” as that term is defined by the rules and regulations of the SEC. The Audit Committee met four times during fiscal 2017. See “Audit Committee Report.”

Compensation Committee.  Our board of directors also has a Compensation Committee whose principal functions are to: (1) evaluate and establish the compensation, bonuses and benefits of our officers and other key employees and of the officers and other key employees of our subsidiaries; and (2) administer our executive compensation plans, programs and arrangements. See “Compensation Discussion and Analysis.” Our Compensation Committee consists of Allan H. Selig (Chairman), Philip L. Milstein and Brian J. Stark. Each member of our Compensation Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Compensation Committee met twice during fiscal 2017. See “Compensation Discussion and Analysis.”

Corporate Governance and Nominating Committee.  Our board of directors also has a Corporate Governance and Nominating Committee whose principal functions are to: (1) develop and maintain our Corporate Governance Policy Guidelines; (2) develop and maintain our Code of Conduct; (3) oversee the interpretation and enforcement of our Code of Conduct; (4) receive and review matters brought to the committee’s attention pursuant to our Code of Conduct; (5) evaluate the performance of our board of directors, its committees and committee chairmen and our directors; and (6) recommend individuals to be elected to our board of directors. Our Corporate Governance and Nominating Committee consists of Philip L. Milstein (Chairman), Timothy E. Hoeksema, Katherine M. Gehl and David M. Baum. Each member of our Corporate Governance and Nominating Committee is an independent, non-employee director as defined by the rules of the NYSE and the SEC. The Corporate Governance and Nominating Committee met once during fiscal 2017.

The Corporate Governance and Nominating Committee performs evaluations of the board of directors as a whole, the non-management directors as a group, and each director individually. In addition, the Corporate Governance and Nominating Committee regularly assesses the appropriate size of our board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise or the board decides to increase the size of our board of directors, the Corporate Governance and Nominating Committee will identify prospective nominees, including those nominated by management, members of our board of directors and shareholders, and will evaluate such prospective nominees against the standards and qualifications set out in the Corporate Governance and Nominating Committee Charter, including the individual’s range of experience, wisdom, integrity, ability to make independent analytical inquiries, business experience and acumen, understanding of our business and ability and willingness to devote adequate time to board and committee duties. While the Corporate Governance and Nominating Committee does not specifically have a formal policy relating to the consideration of diversity in its process to select and evaluate director nominees, our Corporate Governance Policy Guidelines provide that the board of directors shall be committed to a diversified membership. Accordingly, the Corporate Governance and Nominating Committee seeks to have our board of directors represent a diversity of backgrounds, experience, gender and race.

The Corporate Governance and Nominating Committee does not evaluate shareholder nominees differently from any other nominee. Pursuant to procedures set forth in our By-laws, the Corporate Governance and Nominating Committee will consider shareholder nominations for directors if we receive timely written notice, in proper form, of the intent to make a nomination at a meeting of shareholders. We did not receive any shareholder nominations for directors to be considered at the Meeting. To be timely for the 2019 Annual Meeting of Shareholders, any shareholder director nominations must be received by the date identified under the heading “Other Matters.” To be in proper form, the nomination must, among other things, include each nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating shareholder and each nominee, and information about the nominating shareholder and each nominee. These requirements are detailed in our By-laws, which are attached as an exhibit to our Current Report on Form 8-K dated October 13, 2015, which is accessible at www.sec.gov. A copy of our By-laws will be provided upon written request to Mr. Kissinger at the above address.

Finance Committee.  Our board of directors also has a Finance Committee whose principal functions are to, upon the request of Company management, provide preliminary review, advice, direction, guidance and/or consultation with respect to potential transactions. Our Finance Committee consists of Stephen H. Marcus (Chairman), Diane Marcus Gershowitz, Philip L. Milstein and Allan H. Selig. The Finance Committee did not meet during fiscal 2017.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Board Meetings, Director Attendance, Executive Sessions and Presiding Director

Our board of directors met four times during fiscal 2017. Each of our directors attended at least 75% of the aggregate of the number of board meetings and number of meetings of the committees on which he or she served during his or her tenure during fiscal 2017. Our non-management directors meet periodically in executive sessions without management present. The Lead Independent Director serves as the chairman of all meetings of our non-management directors.

Directors are expected to attend our annual meeting of shareholders each year. At the 2017 annual meeting of shareholders, all of our directors then serving were in attendance in person.

Contacting the Board

Interested parties may contact our board of directors, a group of directors (including our non-management directors), or a specific director by sending a letter, regular or express mail, addressed to our board of directors or the specific director in care of Mr. Kissinger at the above address. Mr. Kissinger will promptly forward appropriate communications from interested parties to the board of directors or the applicable director.

STOCK OWNERSHIP OF MANAGEMENT AND OTHERS

The following table sets forth information as of the Record Date as to our Common Shares and Class B Shares beneficially owned by: (1) each of our directors and nominees for director; (2) each of our executive officers named in the Summary Compensation Table set forth below under “Compensation Discussion and Analysis;” (3) all such directors and executive officers as a group; and (4) all other persons or entities known by us to be the beneficial owner of more than 5% of either class of our outstanding capital stock. A row for Class B Share ownership is not included for individuals or entities who do not beneficially own any Class B Shares.

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)		Shared Voting and Investment Power(1)		Total Share Ownership and Percentage of Class(1)		Percentage of Aggregate Voting Power(1)
Directors and Named Executive Officers
Stephen H. Marcus(2)
Common Shares	21,895		6,003		27,898
						*	45.7%
Class B Shares	4,730,753		52,070		4,782,823
					56.1%
Diane Marcus Gershowitz(2)
Common Shares	9,686	(3)	12,631		22,317	(3)
						*	29.6%
Class B Shares	2,860,423		234,473		3,094,896
					36.3%
Gregory S. Marcus
Common Shares	518,514	(4)(5)	75		518,589	(4)(5)
					2.6%		2.7%
Class B Shares	210,230		18,233		228,463
					2.7%
Allan H. Selig
Common Shares	32,527	(3)	0		32,527	(3)
						*	*
Timothy E. Hoeksema
Common Shares	18,268	(3)	15,002		33,270	(3)
						*	*
Philip L. Milstein
Common Shares	46,361	(3)(6)	0		46,361	(3)(6)
						*	*
Brian J. Stark
Common Shares	14,418	(3)	0		14,418	(3)
						*	*
Bruce J. Olson
Common Shares	5,208	(3)	24,444	(7)	29,652	(3)(7)
						*	*
Katherine M. Gehl
Common Shares	7,406	(3)	0		7,406	(3)
						*	*

Name of Individual or Group/Class of Stock	Sole Voting and Investment Power(1)		Shared Voting and Investment Power(1)	Total Share Ownership and Percentage of Class(1)		Percentage of Aggregate Voting Power(1)
Directors and Named Executive Officers
David M. Baum
Common Shares	4,380	(3)	0	4,380	(3)
					*	*
Thomas F. Kissinger
Common Shares	133,983	(4)(5)	0	133,983	(4)(5)
					*	*
Douglas A. Neis
Common Shares	174,657	(4)(5)	0	174,657	(4)(5)
					*	*
Rolando B. Rodriguez
Common Shares	42,334	(4)(5)	0	42,334	(4)(5)
					*	*
All directors and executive officers as a group (13 persons)
Common Shares(8)	1,029,637	(8)	58,155	1,087,792	(8)
				5.4%		77.9%
Class B Shares	7,801,406		304,776	8,106,182
				95.1%
Other Five Percent Shareholders
GAMCO Asset Management(9)
Common Shares(10)	1,843,812		0	1,843,812
				9.5%		1.8%
BlackRock, Inc.(11)
Common Shares(12)	2,537,744		0	2,537,744
				13.1%		2.4%
Dimensional Fund Advisors LP(13)
Common Shares(14)	1,618,810		0	1,618,810
				8.3%		1.5%
The Vanguard Group(15)
Common Shares(16)	1,041,687		42,975	1,084,662
				5.6%		1.0%

*	Less than 1%.
(1)	The outstanding Class B Shares are convertible on a share-for-share basis into Common Shares at any time at the discretion of each holder. As a result, a holder of Class B Shares is deemed to beneficially own an equal number of Common Shares. However, to avoid overstatement of the aggregate beneficial ownership of both classes of our outstanding capital stock, the Common Shares listed in the table do not include Common Shares that may be acquired upon the conversion of outstanding Class B Shares. Similarly, the percentage of outstanding Common Shares beneficially owned is determined with respect to the total number of outstanding Common Shares, excluding Common Shares that may be issued upon conversion of outstanding Class B Shares.
(2)	The address of Stephen H. Marcus and Diane Marcus Gershowitz is c/o 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.
(3)	Includes 8,083 Common Shares subject to acquisition by each of Diane Marcus Gershowitz, Allan H. Selig and Philip L. Milstein, 7,583 subject to acquisition by Timothy E. Hoeksema, 7,083 Common Shares subject to acquisition by Brian J. Stark, 4,583 Common Shares subject to acquisition by Bruce J. Olson and Katherine M. Gehl and 3,000 Common Shares subject to acquisition by David M. Baum, in each case, pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter. This number also includes 1,192 Common Shares subject to certain restrictions on transfer under securities laws held by each of Diane Marcus Gershowitz, Allan H. Selig, Timothy E. Hoeksema, Philip L. Milstein, Brian J. Stark and Katherine M. Gehl, of which 753 were granted on May 4, 2017 and 439 were granted on May 4, 2016, 753 Common Shares subject to certain restrictions on transfer under securities laws held by Bruce J. Olson, which were granted on May 4, 2017, and 1,380 Common Shares subject to certain restrictions on transfer under securities laws held by David M. Baum, of which 753 were granted on May 4, 2017, 439 were granted on May 4, 2016 and 188 were granted on February 15, 2016. See “Compensation Discussion and Analysis — Non-Employee Director Compensation.” The restrictions on these restricted Common Shares terminate on the second anniversary of the date on which they were granted.
(4)	Includes 282, 7,409, 7,663 and 409 Common Shares held for the respective accounts of Thomas F. Kissinger, Gregory S. Marcus, Douglas A. Neis and Rolando B. Rodriguez in our Pension Plus Plan as of December 31, 2017. See “Compensation Discussion and Analysis — Other Benefits — Qualified Retirement Plan.”
(5)	Includes 79,198, 431,740, 115,739 and 23,800 Common Shares subject to acquisition by Thomas F. Kissinger, Gregory S. Marcus, Douglas A. Neis and Rolando B. Rodriguez, respectively, pursuant to the exercise of stock options held on the Record Date that were then vested or that will vest within 60 days thereafter. See “Compensation Discussion and Analysis — Grants of Plan-Based Awards.”
(6)	Excludes the following shares, as to which Mr. Milstein disclaims beneficial interest: (a) 45,244 Common Shares held by PLM Foundation, of which Mr. Milstein is co-trustee; (b) 2,000 Common Shares held by Mr. Milstein’s wife; (c) 8,100 Common Shares held by Mr. Milstein’s children; and (d) 124,111 Common Shares held by the SVM Foundation, of which Mr. Milstein is co-trustee.
(7)	This number includes 439 Common Shares subject to certain restrictions on transfer under securities laws held by Bruce J. Olson, which were granted on May 4, 2016. See “Compensation Discussion and Analysis — Non-Employee Director Compensation.” The restrictions on these restricted Common Shares terminate on the second anniversary of the date on which they were granted.
(8)	Includes 701,558 Common Shares subject to acquisition pursuant to the exercise of stock options held by our named executive officers and non-employee directors on the Record Date that were then vested or that will vest within 60 days thereafter. See “Compensation Discussion and Analysis — Grants of Plan Based Awards” and “Compensation Discussion and Analysis — Non-Employee Director Compensation.”
(9)	The address of GAMCO Asset Management (“GAMCO”) is One Corporate Center, Rye, New York 10580.
(10)	Other than share ownership percentage information, the information set forth is as of December 5, 2016, as reported by GAMCO in its Schedule 13D/A filed with us and the SEC on December 6, 2016. GAMCO has sole voting power with respect to 1,689,812 of these shares and sole dispositive power with respect to 1,843,812 shares.
(11)	The address of BlackRock, Inc. (“BlackRock”) is 55 East 52nd Street, New York, New York 10055.
(12)	Other than share ownership percentage information, the information set forth is as of December 31, 2017, as reported by BlackRock in its Schedule 13G/A filed with us and the SEC on January 17, 2018. BlackRock has sole voting power with respect to 2,501,576 of these shares and sole dispositive power with respect to 2,537,744 shares.
(13)	The address of Dimensional Fund Advisors LP (“DFA”) is Building One, 6300 Bee Cave Road, Austin, Texas 78746.
(14)	Other than share ownership percentage information, the information set forth is as of December 31, 2017, as reported by DFA in its Schedule 13G/A filed with us and the SEC on February 9, 2018. DFA has sole voting power with respect to 1,575,908 and sole dispositive power with respect to 1,618,810 shares.
(15)	The address of The Vanguard Group (“Vanguard”) is 100 Vanguard Blvd, Malvern, PA 19355.
(16)	Other than share ownership percentage information, the information set forth is as of December 31, 2017, as reported by Vanguard in its Schedule 13G filed with us and the SEC on February 9, 2018. Vanguard has sole voting power with respect to 34,275 and sole dispositive power with respect to 1,041,687 shares.

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis, or “CD&A,” provides information about our compensation philosophy, principles and processes for our chairman of the board, our chief executive officer, our chief financial officer and our two other most highly compensated executive officers for fiscal 2017 who were serving as executive officers as of December 28, 2017, the last day of fiscal 2017. We sometimes collectively refer to these executive officers in this CD&A as our “named executive officers.”

This CD&A is intended to provide you with a better understanding of why and how we make our executive compensation decisions and facilitate your reading of the information contained in the tables and descriptions that follow this discussion. This CD&A is organized as follows:

•	Overview of Our Executive Compensation Philosophy. In this section, we describe our executive compensation philosophy and the core principles underlying our executive compensation programs and decisions.
•	Role of Our Compensation Committee. This section describes the process and procedures that our Compensation Committee followed to arrive at its executive compensation decisions.
•	Total Compensation. In this section, we describe our named executive officers’ total compensation.
•	Elements of Compensation. This section includes a description of the types of compensation paid and payable to our named executive officers.
•	Executive Stock Ownership. This section describes the stock ownership of our named executive officers.
•	Impact of Tax, Accounting and Dilution Considerations. This section discusses Section 162(m) of the Internal Revenue Code of 1986 (the “Code”) and certain accounting, financial reporting and shareholder dilution consequences that have impacted some of our executive compensation programs and decisions.

Overview of Our Executive Compensation Philosophy

Our executive compensation and benefit programs are designed to advance the following core compensation philosophies and principles:

•	We strive to compensate our executives at competitive levels to ensure that we attract, retain and motivate our key management employees who we expect will contribute significantly to our long-term success and value creation.
•	We link our executives’ compensation to the achievement of pre-established financial and individual performance goals that are focused on the creation of long-term shareholder value.
•	Our executive compensation policies are designed to foster an ownership mentality and an entrepreneurial spirit in our management team. We try to do this by providing our executives with a substantial long-term incentive compensation component that helps to more closely align our management’s financial interests with those of our shareholders over an extended performance period, and that otherwise encourages our management team to take appropriate market-responsive risk-taking actions that will facilitate our long-term growth and success.

At our 2017 annual meeting of shareholders, our shareholders were asked to approve, by advisory vote, the compensation of our named executive officers during fiscal 2016 as disclosed in the proxy statement for our 2017 annual meeting. At our 2017 annual meeting, over 99% of the votes cast and over 98% of all shares entitled to vote at the meeting were voted in favor of the compensation of our named executive officers. In developing our executive compensation and benefit programs that were in effect for fiscal 2017, we considered our shareholders’ resounding approval of our executive compensation and benefit programs for fiscal 2016 at our 2017 annual meeting. As a result, and as we describe in this CD&A, we maintained during fiscal 2017 many of the same executive compensation and benefit programs that were overwhelmingly approved by our shareholders at our 2017 annual meeting.

In October 2015, we changed our fiscal year end from the last Thursday in May to the last Thursday in December, which resulted in a 31-week transition period ended December 31, 2015, which we refer to in this proxy statement as the “Transition Period.”

Role of Our Compensation Committee

Our Compensation Committee, or “Committee,” attempts to ensure that our executive compensation and benefit programs are consistent with our core compensation philosophies and principles by:

•	Analyzing aggregated composite survey and benchmark data from Willis Towers Watson plc (“Willis Towers Watson”), a nationally-recognized executive compensation consulting firm, about the compensation levels of similarly situated executives at equivalently-sized companies in various industry sectors.
•	Reviewing on an annual basis the performance of our company and our named executive officers, with assistance and recommendations from our chief executive officer (other than with respect to himself and our chairman), and determining their total direct compensation based on competitive levels as measured against our surveyed sectors, our company’s financial performance, each executive’s individual performance and other factors described below.
•	Reviewing the performance and determining the total compensation earned by, or paid or awarded to, our chairman and chief executive officer independent of input from them.
•	Maintaining the practice of holding executive sessions (without management present) at every meeting of our Committee.
•	Taking into account the long-term interests of our shareholders in developing and implementing our executive compensation plans and in making our executive compensation decisions.

Our Compensation Committee annually engages the services of Willis Towers Watson to provide the Committee with then current survey and benchmarking compensation data on a position-by-position basis for each of our named executive officers on a composite aggregated basis for various selected industry sectors. Specifically, Willis Towers Watson has annually provided our Committee with composite aggregated data respecting the base salary and total cash compensation (i.e., base salary and bonuses) for similarly situated executives at other companies with comparable annual revenue levels in the following sectors: (1) all organizations (including and excluding financial service organizations); (2) all non-manufacturing organizations; (3) service organizations; and (4) leisure and hospitality organizations (including motion picture theatre organizations). The Committee chose these sectors so as to provide it with both a broad scope of applicable executive compensation data to consider, as well as more specific information at similarly-sized companies in comparable sectors. Willis Towers Watson has not provided, and our Compensation Committee has not received, reviewed or considered, the individual identities of the companies which comprised these general sector categories of benchmarked organizations. For each of these sectors, Willis Towers Watson has provided our Committee with aggregated compiled data and identified the 25th percentile, median and 75th percentile amounts for the base salary and total cash compensation amounts for executives similarly situated to the named executive officers in each sector. In particular, when reviewing this survey data, our Committee pays particular attention to the composite benchmark salary and cash compensation data related to the service organizations and leisure and hospitality companies, because our Committee believes that they are the most similar to our hotels and resorts and theatre divisions. In connection with our Committee’s long-term equity-based incentive award grants, Willis Towers Watson also provided our Committee with composite aggregated data regarding the value of competitive long-term incentive plans for similarly situated executives at other companies with comparable revenue levels, identifying the 25th percentile, median and 75th percentile amounts.

Our Compensation Committee has the final authority to engage and terminate any compensation consultant, including Willis Towers Watson, and is responsible for periodically evaluating any compensation consultant that it engages. Our Compensation Committee also has the responsibility to consider the independence of any compensation consultant before engaging the consultant. Prior to Willis Towers Watson’s appointment for fiscal 2017, our Compensation Committee reviewed the independence of

Willis Towers Watson and the individual representatives of Willis Towers Watson who serve as consultants to the Committee in light of SEC rules and NYSE listing standards regarding the independence of compensation committee members and the specific factors set forth therein and concluded that Willis Towers Watson’s work for the Committee does not raise any conflict of interest.

In addition to Willis Towers Watson’s work for our Compensation Committee, a different division of Willis Towers Watson provides actuarial services and pension plan consulting to us. In fiscal 2017, we paid such division approximately $32,000 for such actuarial and pension plan services which, given the relative sizes of both our organizations, we believe to be a relatively immaterial amount. As a result, our Compensation Committee concluded that Willis Towers Watson’s provision of such actuarial and pension plan consulting services does not raise any conflict of interest.

In February 2018, our Compensation Committee conducted a thorough risk assessment of our compensation policies and practices. Our Committee evaluated the levels of risk-taking that could be potentially encouraged by each of our material compensation arrangements, after taking into account any relevant risk-mitigation features. As a result of this review, our Committee concluded that our compensation policies and practices do not encourage excessive or unnecessary risk-taking.

Total Compensation

The compensation paid to our named executive officers consists of four main elements: (1) salary; (2) an annual incentive cash bonus; (3) a long-term incentive compensation award, which includes an annual stock option grant, an annual restricted stock award and an annual long-term performance cash award; and (4) other benefits, including those made available under our employee benefit plans. The combination of these elements is intended to provide our named executive officers with fair and competitive compensation that rewards corporate and individual performance and helps attract, retain and motivate highly qualified individuals who contribute to our long-term success and value creation. Additionally, these compensation elements, particularly our annual incentive cash bonus and long-term incentive awards, are designed to foster a shareholder mentality and the continuation of our entrepreneurial spirit by encouraging our executives to take appropriate market-responsive risk-taking actions that help create long-term shareholder value.

While the relative amounts of salaries and benefits provided to our named executive officers are intended to be set at competitive levels compared to our surveyed group of benchmarked sectors, we provide our executives with the opportunity to earn significant additional amounts through performance-based annual cash bonuses and long-term incentive compensation programs.

For fiscal 2017, the total cash compensation (i.e., salary and annual cash bonus) paid to our named executive officers generally fell between the 50th and 75th percentile of the total cash compensation amounts paid to executives holding equivalent positions at our surveyed group of benchmarked sectors. In establishing these relative levels of compensation, our Committee first established the relative level of each of our named executive officer’s base salary at between the 50th and 75th percentile of the salary paid to similarly situated executives at our surveyed group of benchmarked sectors. These decisions were based on the considerations discussed in more detail below under “Elements of Compensation — Base Salaries.” Then, our Committee established the relative level of each of our named executive officer’s targeted annual cash bonus award that, if earned, would result in our payment of total cash compensation amounts that would generally fall between the 50th and 75th percentile of the total cash compensation paid to similarly situated executives at our surveyed group of benchmarked sectors. These decisions were based on the considerations discussed in more detail below under “Elements of Compensation — Annual Cash Bonuses.” Our Committee subjectively believed that the targeted relative levels of total cash compensation to our named executive officers resulting from this process generally reflected the highly experienced nature of our senior executive team and was generally consistent with our historical corporate financial performance, the individual performance of our named executive officers and our prior shareholder return. Our Committee also believed that these total cash compensation levels were reasonable in their totality and supported our core compensation philosophies and principles. However, in establishing these relative compensation levels, our Committee did not specifically compare any of the criteria listed in the prior two sentences to our surveyed group of benchmarked sectors. For fiscal 2017, our Committee established the range of potential total cash compensation payable to our named executive officers at the same relative levels compared to updated recent information for our benchmarked sectors.

Mr. Greg Marcus, as our chief executive officer and Mr. Rodriguez, as our theatre division president, have a higher percentage of their total compensation based on achieving their incentive bonus targets, because our Committee believes that they have the most potential to impact our corporate financial performance. Our Committee believes that this emphasis and allocation most effectively links pay-for-performance.

Elements of Compensation

Base Salary

Our Compensation Committee, in consultation with our chief executive officer (other than with respect to decisions affecting himself and our chairman), strives to establish competitive base salaries for our named executive officers set at between the 50th and 75th percentile of the salaries paid to similarly situated executives at our surveyed group of benchmarked sectors. Each executive officer’s salary is initially based on the level of his responsibilities, the relationship of such responsibilities to those of our other executive officers and his tenure at our company. We evaluate and adjust the base salaries of our named executive officers annually as of March 1 of each fiscal year. When evaluating and adjusting the salaries of our named executive officers (other than our chairman and chief executive officer), we consider the recommendations of our chief executive officer. In making his recommendations, our chief executive officer generally takes into account: (1) our corporate financial performance as a whole and on a divisional basis, when appropriate, for the most recent fiscal year compared to our historical and budgeted performance; (2) general economic conditions (including inflation) and the impact such conditions had on our operations and results; (3) each executive officer’s past, and anticipated future, contributions to our performance; (4) each executive officer’s compensation history with our company and the past levels of each element of total compensation; (5) how each executive officer’s salary compares to the range of salaries of similarly situated executives at our surveyed group of benchmarked companies; (6) new responsibilities, if any, recently delegated, or to be delegated, to such officer; and (7) the executive’s participation in significant corporate achievements during the prior fiscal year. Our Compensation Committee, while looking to our chief executive officer for his recommendations as to the salaries of our other named executive officers (other than with respect to himself and our chairman), also engages in its own independent review and judgment concerning such base salary adjustments based on the foregoing factors. When evaluating and adjusting our chief executive officer’s and chairman’s salary, our Compensation Committee independently, and without input from our chief executive officer, considers the factors cited above, as well as their respective ability to inspire subordinates with the vision of our company, and makes decisions accordingly. The seven factors listed above are only generally, and not individually or separately, analyzed, assessed and weighted by our Committee in its determination of the amount of base salary of each individual named executive officer. Our Committee subjectively assesses these factors in the aggregate based on the recommendations of our chief executive officer for all named executive officers other than himself and our chairman and, in the case of our chairman and chief executive officer, by our Committee on its own accord.

As a result of the process described above, for fiscal 2017, Stephen H. Marcus, Gregory S. Marcus, Douglas A. Neis, Thomas F. Kissinger and Rolando B. Rodriguez received increases of 8.7%, 5.0%, 3.0%, 3.2% and 5.4%, respectively, in their base salaries. In fiscal 2017, the base salaries paid to Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez represented 49%, 19%, 26%, 30% and 30%, respectively, of their respective total compensation for the fiscal 2017 as set forth below in the Summary Compensation Table. Based upon our analyzing similar factors earlier this calendar year, for fiscal 2018, Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez received an increase in their annual base salary of 5.0%, 8.8%, 6.8%, 3.1% and 3.2%, respectively.

Annual Cash Bonuses

We establish targeted potential annual cash bonus awards at the beginning of each fiscal year pursuant to our variable incentive plan, which our Compensation Committee administers. Our variable incentive plan allows our Committee to select from a variety of appropriate financial metrics upon which to base the financial targets for achieving a corresponding annual incentive bonus. Under our variable incentive plan, our Committee may choose from one or more of the following financial metrics, either in absolute terms or in comparison to prior year performance or publicly available industry standards or indices: revenues; gross operating profit; operating income; pre-tax earnings; net earnings; earnings per share; earnings before interest, taxes, depreciation and amortization (“EBITDA”); economic profit; operating margins and statistics; financial return and leverage ratios; total shareholder return metrics; or a company-specific financial metric (such as Adjusted EBITDA, adjusted consolidated pre-tax income (“API”) or adjusted division pre-tax income (“ADI”)). Additional financial measures not specified in the variable incentive plan may be considered if our Committee determines that the specific measure contributes to achieving the primary goal of our incentive plan — sustained growth in long-term shareholder value. Our Committee retains the ability to consider whether an adjustment of the selected financial goals for any year is necessitated by exceptional circumstances. This ability is intended to be narrowly and infrequently used.

Targeted annual bonus awards under the variable incentive plan may be based on our relative achievement of the selected consolidated financial targets and/or divisional financial targets, as well as on discretionary individual performance measures that help enhance shareholder value as subjectively determined by our Compensation Committee. Our Committee also from time to time has granted special compensation awards to our named executive officers and other key employees to reward their integral involvement in significant corporate achievements or events. Our Committee did not grant any special compensation awards to any of our named executive officers in fiscal 2017.

At the beginning of each fiscal year, our Committee establishes applicable financial targets for such fiscal year for purposes of granting our named executive officers’ target incentive cash bonus opportunities for that fiscal year. For each selected applicable financial target, our Committee also establishes a threshold minimum level of financial performance and a maximum level of financial performance relative to such target. If our actual financial performance equals our targeted financial metric, then the portion of our incentive bonus payouts based on achieving that financial target will be equal to 100% of the targeted bonus amount. If we do not achieve the specified minimum threshold level of financial performance, then no incentive bonus payouts based on financial performance will be paid. If we equal or exceed the specified maximum level of financial performance, then we will pay out up to 320% of the targeted amount of the incentive bonuses based on the level that we exceed the selected financial performance metric. Financial performance between the threshold and target levels and between the target and maximum levels will result in a prorated portion of the financial-based bonus being paid.

Our Committee established the financial component of each named executive officer’s fiscal 2017 target incentive bonus opportunity as a percentage of API for corporate officers and as a percentage of theatre division ADI for Mr. Rodriguez. Additionally, the Committee established each named executive officer’s individual performance component of their fiscal 2017 target incentive bonus opportunity as a fixed percentage of their base salary, which was generally intended to approximate 20 – 30% of the total fiscal 2017 target incentive bonus opportunity for our chairman, chief executive officer and theatre division president and 40% for all of our other named executive officers, although these percentages may vary from year to year. If earned, our Committee believed that the bonuses at the target levels would result in our payment of total direct compensation to our named executive officers that would generally fall between the 50th and 75th percentile of total direct compensation paid to similarly situated executives at our benchmarked sectors. For fiscal 2017, targeted incentive bonus amounts for Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez were $170,012, $586,923, $160,810, $167,260 and $281,835, respectively.

As a result of the foregoing, the targeted fiscal 2017 incentive bonus award for Mr. Rodriguez was based approximately 80% on achieving the fiscal 2017 ADI target of the theatre division, and approximately 20% on achieving his individual performance measures. The targeted fiscal 2017 theatre division ADI was approximately $30.4 million. The targeted fiscal 2017 incentive bonus awards for Messrs. Stephen Marcus and Greg Marcus were based approximately 70 – 80% on achieving our fiscal 2017 consolidated API target of $60.0 million and approximately 20 – 30% on achieving their applicable individual performance measures. The targeted fiscal 2017 incentive bonus amounts for Messrs. Neis and Kissinger were based approximately 60% on achieving our fiscal 2017 consolidated API target and approximately 40% on achieving their applicable individual performance measures. We established these API and ADI targets for fiscal 2017 based on a consistent methodology that encourages growth over an average of prior years’ performance for both our company and our theatre division. We established these targets with the belief that the level of achievability of the targets would likely be consistent with the relative level of achievement of our historical financial targets. Since the implementation of our incentive plan, we have achieved between 25% – 218% of the applicable bonus based upon our consolidated financial targets and 0% – 379% of the applicable bonus based upon our division financial targets. Individual performance measures for fiscal 2017 included such officer’s individual contributions and achievements during fiscal 2017, particularly as such contributions and achievements relate to advancing our entrepreneurial spirit. For purposes of determining the relative achievement of our fiscal 2017 financial targets, we defined “API” as consolidated earnings before income taxes, excluding gains and losses from dispositions of assets, preopening expenses and unusual items, and less a goodwill amortization charge. Similarly, for these purposes, we defined “ADI” generally in the same manner as we do API, except that division earnings before income taxes is our beginning baseline metric instead of consolidated earnings before income taxes, and we also subtract an intercompany rent charge for company-owned real estate associated with each division. Our Committee also retained the ability to consider whether an adjustment of the selected financial goals for any year is necessitated by exceptional circumstances. This ability is intended to be narrowly and infrequently used and no such adjustments were made in fiscal 2017.

For fiscal 2017, our actual API was approximately $62.9 million, or approximately 105% of our target amount of $60.0 million, resulting in a bonus achievement based upon this financial measure of approximately 113%. Similarly, our actual fiscal 2017 theatre division ADI was approximately $35.0 million, or 115% of the target amount of $30.4 million, resulting in a bonus achievement based upon this financial measure of approximately 144%. Our Compensation Committee subjectively analyzed on a discretionary basis an executive officer’s relative achievement of other fiscal 2017 individual performance measures, including achievements relating to advancing entrepreneurial spirit, with respect to each individual executive officer based on the recommendations of our chief executive officer for all named executive officers other than himself and our chairman and, in the case of our chief executive officer and our chairman, by our Committee on its own accord. As a result, and because each named executive officer was determined to have successfully achieved each of his respective individual performance criterion, Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez earned fiscal 2017 incentive bonus amounts of $185,851, $650,279, $173,751, $180,201 and $484,406, respectively.

The targeted fiscal 2018 incentive bonus award for Mr. Rodriguez is based approximately 80% on achieving the fiscal 2018 ADI target of the theatre division and approximately 20% on achieving his individual performance measures. The targeted fiscal 2018 incentive bonus awards for Messrs. Stephen Marcus and Greg Marcus is based approximately 70 – 80% on achieving our fiscal 2018 consolidated API target and approximately 20 – 30% on achieving their applicable individual performance measures. The targeted fiscal 2018 incentive bonus amounts for Messrs. Neis and Kissinger are based approximately 60% on achieving our fiscal 2018 consolidated API target and approximately 40% on achieving their applicable individual performance measures. As was the case for fiscal 2017, we established these API and ADI targets for fiscal 2018 based on a consistent methodology that encourages growth over an average of prior years’ performance for both our company and our theatre division. Similarly, we established these targets with the belief that the level of achievability of the targets would likely be consistent with the relative level of achievement of our historical financial targets.

Long-Term Incentive Awards

We believe that long-term incentive awards support our core compensation philosophies and objectives because they encourage entrepreneurism and help our named executive officers to maintain a shareholder mentality in managing our businesses. We believe that using long-term incentive awards as an important component of our executive compensation package will further our goals of promoting continuity of management and increasing incentive and personal interest in our welfare by those employees who are primarily responsible for shaping or carrying out our long-range plans and securing our continued growth and financial success. Historically, we have granted stock options to a broad range of employees because we believe it is beneficial to our shareholders to have our employees maintain a shareholder orientation and an entrepreneurial spirit. In fiscal 2017, 65% of our employee stock options were granted to employees other than our named executive officers. For fiscal 2018, this percentage remains high at 51%.

Our long-term incentive plan for our senior executives includes a mix of three compensation elements: stock options (typically expected to constitute approximately 35 – 40% of each annual long-term incentive award), performance cash (typically expected to constitute approximately 40% of each annual long-term incentive award) and restricted stock (typically expected to constitute approximately 20 – 25% of each annual long-term incentive award). Our Committee granted Mr. Rodriguez a larger percentage of his initial long-term incentive award in the form of restricted stock as an incentive to join the Company. Our Committee tries to target the relative size of our annual long-term incentive grants to place us at or above the median level of long-term grants provided by our benchmarked companies. Stock options granted under the plan prior to fiscal 2018 generally become exercisable 40% after two years, 60% after three years, 80% after four years and 100% after five years of the date of grant. Stock options granted under the plan in fiscal 2018 become exercisable 50% after two years, 75% after three years and 100% after four years of the date of grant. The options generally expire ten years from the date of grant as long as the optionee is still employed with the Company. Our restricted stock grants prior to fiscal 2018 have a vesting schedule of 50% after the third anniversary of grant and 100% after the fifth anniversary. Our restricted stock grants in fiscal 2018 have a vesting schedule of 50% after the second anniversary of grant and 100% after the fourth anniversary. Mr. Stephen Marcus is not eligible to receive any equity-based award grants under our stock option and equity awards plans.

Our long-term incentive plan for our senior executives includes a performance cash component in order to increase the plan’s emphasis on linking the total compensation of our named executive officers to the relative level of our operating performance over the longer term. The performance cash component’s measurement period is five years for grants made in fiscal 2015, the Transition Period, fiscal 2016, fiscal 2017 and fiscal 2018 for Messrs. Greg Marcus, Neis and Kissinger. The performance cash component’s measurement period is four years for grants made in fiscal 2015 and five years for grants made in the Transition Period, fiscal 2016, fiscal 2017 and fiscal 2018 for Mr. Rodriguez. For grants issued prior to fiscal 2016, the performance cash component’s measurement period will continue to be based upon our prior fiscal year-end (last Thursday in May). The measurement period for grants beginning in fiscal 2016 is based upon our current fiscal year-end (last Thursday in December). The performance measures for the performance cash component are our average return on invested capital, or ROIC, during the relevant measurement period, and our Adjusted EBITDA growth rate during the relevant measurement period, each of which is measured and calculated independently of each other, but with the relative achievement of our ROIC levels weighted 75% of the targeted total pay-out amount and our relative achievement of our Adjusted EBITDA growth rate weighted 25%. Under our cash performance plan, if our relative ROIC and/or Adjusted EBITDA growth rate over the relevant measurement period is equal to the 25th percentile of the respective Russell 2000 ROIC and/or Adjusted EBITDA growth rate over the measurement period, then the payment made to our named executive officers will be equal to 25% of the target pay-out amount for such respective performance measure. If we achieve performance of either or both measures equal to the 50th percentile, then the pay-out will be 100% of the target pay-out amount for such respective performance measure. If we achieve performance of either or both measures equal to the 75th percentile, then the pay-out will be 150% of the target pay-out amount for such respective performance measure. Performance achievements in between these percentiles will result in prorated pay-outs based on the foregoing pay-out ratios.

Based on the foregoing considerations, our Committee granted the following fiscal 2017 long-term incentive awards to our named executive officers (other than to our chairman) based on benchmarking data provided to it by Willis Towers Watson, as well as the recommendations of our chief executive officer (other than with respect to himself).

Name	Total Dollar Value of Long-Term Incentive Award (100%)	Dollar Value/ Shares(1) of Option Component (36 – 41%)	Dollar Value/ Shares(2) of Restricted Stock Component (18 – 24%)	Dollar Value of Performance Cash Component Target Award (40 – 41%)
Mr. G. Marcus	$1,303,600	$536,000 / 40,000	$237,600 / 8,000	$530,000
Mr. D. Neis	$550,990	$221,100 / 16,500	$109,890 / 3,700	$220,000
Mr. T. Kissinger	$566,660	$227,800 / 17,000	$112,860 / 3,800	$226,000
Mr. R. Rodriguez	$741,200	$268,000 / 20,000	$178,200 / 6,000	$295,000

(1)	Based on a fiscal 2017 FASB ASC Topic 718 option value per share of $13.40. Each option granted has an exercise price of $31.20 per share, which is equal to the closing sale price of our Common Shares on the February 28, 2017 stock option grant date for Messrs. Greg Marcus, Neis, Kissinger and Rodriguez.
(2)	Based on the closing sale price of $29.70 per share of our Common Shares on the February 22, 2017 restricted stock grant date.

Our Committee granted the following fiscal 2018 long-term incentive awards to our named executive officers (other than to our chairman) based on benchmarking data provided to it by Willis Towers Watson, as well as the recommendations of our chief executive officer (other than with respect to himself).

Name	Total Dollar Value of Long-Term Incentive Award (100%)	Dollar Value/ Shares(1) of Option Component (29 – 34%)	Dollar Value/ Shares(2) of Restricted Stock Component (23 – 28%)	Dollar Value of Performance Cash Component Target Award (42 – 44%)
Mr. G. Marcus	$1,936,950	$653,250 / 75,000	$443,700 / 17,000	$840,000
Mr. D. Neis	$606,710	$204,685 / 23,500	$137,025 / 5,250	$265,000
Mr. T. Kissinger	$629,074	$212,524 / 24,400	$143,550 / 5,500	$273,000
Mr. R. Rodriguez	$1,013,240	$296,140 / 34,000	$287,100 / 11,000	$430,000

(1)	Based on an estimated fiscal 2018 FASB ASC Topic 718 option value per share of $8.71. Each option granted has an exercise price of $27.00 per share, which is equal to the closing sale price of our Common Shares on the February 27, 2018 stock option grant date.
(2)	Based on the closing sale price of $26.10 per share of our Common Shares on the February 21, 2018 restricted stock grant date for Messrs. Greg Marcus, Neis, Kissinger and Rodriguez.

Stock Option Policies

We generally follow a practice of granting stock options to all selected and then serving executives once a year on an annual fixed-date basis, with an effective grant date as of the third business day after the public release of our prior fiscal year financial results. We follow this practice so that the exercise price associated with our annual stock option grants is generally then most likely to reflect all then currently publicly available material information about our company. For newly-hired executives or other employees to whom we determine to grant equity-based awards, such grants are effective on the date on which our Committee approves such grants. We only grant options with an exercise price equal to the closing sale price of our Common Shares on the effective date of grant. All options are granted with an exercise price equal to 100% of the fair market value (i.e., closing sale price) of our Common Shares on the date of grant. Our options generally vest and become exercisable with respect to 40% of the shares after two years from the grant date, 60% after three years, 80% after four years and 100% after five years, and expire ten years after the grant date. Beginning in fiscal 2018, our options generally vest and become exercisable with respect to 50% of the shares after two years from the grant date, 75% after three years and 100% after four years, and expire ten years after the grant date.

We have adopted a policy that prohibits the repricing of stock options, and we have never repriced any options (other than in connection with making equitable adjustments as required under our stock option and equity awards plans in connection with stock splits and our special cash dividend). Similarly, we have never engaged in any type of so-called stock option “back dating” practices or other similar grant date manipulations of stock options, and we will never do so in the future. While our chief executive officer recommends the recipients of our equity-based awards and the relative level of such awards, we do not delegate grant authority to him or any other members of our management.

We try to maintain our so-called “burn rate” of annual equity grants at around 1% of our fully-diluted outstanding Common Shares. In fiscal 2017 and fiscal 2018 to date, our total annual burn rate was approximately 1.1% and 1.3%, respectively, with approximately 0.4% and 0.7%, respectively, attributable to stock options and restricted stock granted to our named executive officers.

Other Benefits

Qualified Retirement Plan

Our 401k Retirement Savings Plan (formerly known as the Pension Plus Plan) is a profit-sharing plan with Code Section 401(k) features and covers all of our eligible employees and eligible employees of our subsidiaries, including our named executive officers, and uses a participating employee’s aggregate direct compensation as the basis for determining the employee and employer contributions that are allocated to the employee’s account. A participating employee may elect to make deposits of up to 60% of his or her annual compensation. Prior to 2017, a variety of employer contributions, including employer matching and profit-sharing contributions, were permitted to be made to the 401k Retirement Savings Plan. Beginning in 2017, the 401k Retirement Savings Plan provides only one type of employer contribution: a matching contribution equal to 100% of the first 3% of compensation and 50% of the next 2% of compensation deposited by an employee into the 401k Retirement Savings Plan. The employee’s deposits, the employer pre-2017 basic contributions and the 2017 and later matching contributions allocated to a participating employee’s account are fully vested upon deposit, and the employer pre-2017 matching and profit performance contribution are subject to a graduated vesting schedule resulting in full vesting after six years of service. Each participating employee has the right to direct the investment of the employee’s account in one or more of several available investment funds, including Common Shares. The vested portion of a participating employee’s account balance becomes distributable only after the employee’s termination of employment or upon attainment of age 59½, although the employee has the right while employed to borrow a portion of such vested portion or make a withdrawal of the employee’s own deposits for certain hardship reasons that are prescribed by applicable federal law.

Nonqualified Deferred Compensation

Our Deferred Compensation Plan is a nonqualified defined contribution program whereby our eligible employees, including our named executive officers, may voluntarily make irrevocable elections to defer receipt of up to 100% of their annual cash compensation (i.e., salary and/or incentive bonus) on a pre-tax basis. The irrevocable election must be made prior to the start of any calendar year to which it applies and must specify both a benefit payment commencement date and a form of payment (i.e., lump sum or periodic installments). During each quarter of the deferral period, we apply to the deferred amount an earnings credit based on the average prime interest rate of a designated Milwaukee, Wisconsin bank. The benefits payable under the Deferred Compensation Plan (i.e., the employee’s deferred amount plus his or her earnings credits) will be paid out of our general corporate assets as they become due (i.e., after the employee’s specified commencement date).

Our Retirement Income and Supplemental Retirement Plan, or our “Supplemental Plan,” is available to eligible employees with annual compensation in excess of a specified level ($120,000 for calendar years 2017 and 2018), including each of our named executive officers. The Supplemental Plan includes two components. The first component applies to certain participants (called “RIP Participants”) and provides nonqualified pension benefits consistent with those that the Supplemental Plan has historically provided. The second component applies to all other participants (called “SRP Participants”) and provides an account-based supplemental retirement benefit. All benefits payable under the Supplemental Plan are paid out of our general corporate assets as they become due after retirement or other termination.

A RIP Participant is an eligible employee who was a participant in the Supplemental Plan on December 31, 2008, and who met at least one of the following requirements on January 1, 2009: (1) the participant was age 50 or older; (2) the participant had 20 or more years of service; or (3) the participant was a member of the Corporate Executive Committee. All of our named executive officers are RIP Participants.

A RIP Participant in the Supplemental Plan is entitled to receive annual benefits substantially in accordance with the table set forth below, except that the amounts shown in the table do not reflect the applicable reductions for Social Security benefits and benefits funded by employer contributions that are payable under our other employee benefit plans. For a RIP Participant entitled to the highest level of Social Security benefits who retires at age 65 during calendar year 2017, the reduction in annual Supplemental Plan benefits would equal approximately $31,068.

	Estimated Annual Pension Plan Benefits for Representative Years of Service
Final Five-Year Average Compensation	15	20	25	30
$100,000	$25,000	$33,300	$41,667	$50,000
200,000	50,000	66,600	83,334	100,000
350,000	87,500	116,550	145,834	175,000
500,000	125,000	166,500	208,335	250,000
650,000	162,500	216,450	270,835	325,000
800,000	200,000	266,400	333,333	400,000
950,000	237,500	316,350	395,836	475,000

The Supplemental Plan provides annual benefits to RIP Participants (calculated on a straight life annuity basis assuming the benefits commence at age 65) based on a formula that takes into account the employee’s average total compensation for the five highest compensation years within the employee’s last ten compensation years and the employee’s years of service (up to a maximum of 30). In calculating employee compensation for purposes of determining contributions to the Supplemental Plan for RIP Participants, we use a participating employee’s total cash compensation (which, for the named executive officers, is comprised of the salary and bonus amounts listed in the “Summary Compensation Table” below), excluding long-term performance cash amounts. In addition to a reduction equal to 50% of Social Security benefits, the Supplemental Plan reduces its benefits for RIP Participants by the benefits attributable to the employer contributions received by the participating employee under our other employee benefit plans, such as the 401k Retirement Savings Plan and our former qualified pension plans.

A RIP Participant is entitled to benefits under the Supplemental Plan upon normal retirement on or after age 65, early retirement after age 60 with at least five years of service, disability retirement after at least five years of service and other termination of employment after at least five years of service. A graduated vesting schedule, which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter, applies in the case of termination of employment before completing ten years of service or qualifying for normal, early or disability retirement.

The Supplemental Plan provides that the retirement benefits to which Mr. Stephen Marcus, who is a RIP Participant, is entitled upon his separation from service with us commenced effective January 1, 2009 and we calculate such benefits as if Mr. Stephen Marcus had terminated his employment with us on December 31, 2008. As a result, Mr. Stephen Marcus receives approximately $300,127 in payments under our Supplemental Plan each fiscal year until his death.

The SRP Participants in the Supplemental Plan as of December 31, 2008 had their nonqualified supplemental pension benefits converted into an account balance benefit. The opening account balance for each of these individuals equaled the present value of his or her vested accrued supplemental pension benefit calculated under the Supplemental Plan as if such participant terminated employment on December 31, 2008. Each new SRP Participant in the Supplemental Plan will have an account balance benefit with an opening balance of zero.

Each SRP Participant’s account is credited with an allocation as of the last day of each calendar year if (1) the participant is considered a highly compensated employee for such year (for 2017 and 2018, had annual compensation in excess of $120,000 during the prior year), and (2) the participant has been credited with 1,000 hours of service during such year and is employed by us on the last day of such year, or has terminated employment during such year as a result of death, total and permanent disability, or retirement on or after age 65 with five years of service.

Each SRP Participant’s annual allocation depends on his or her employment status as of the last day of the calendar year. A SRP Participant who is a member of our corporate executive committee (group one), or who is a senior vice president, vice president, senior corporate associate, hotel general manager or any other individual who is designated as eligible for the SRP on or after January 1, 2017 (group two), receives an allocation equal to a percentage of such participant’s compensation depending on such participant’s number of points. Points are determined by combining a participant’s age (as of his or her most recent birthday) and years of service as of the last day of a calendar year. The participant’s compensation for this purpose is his or her total direct compensation, excluding long-term performance cash amounts, for the period. Starting in 2017, the allocation for each participant in group one or group two was reduced as compared to prior years, so that the allocation for 2017 and later years shall equal the percentage of compensation as forth in the following table:

Points	Group One Percentage of Compensation	Group Two Percentage of Compensation
<60	2.0%	1.00%
60 – 69	2.5%	1.25%
70 – 79	3.0%	1.50%
80+	3.5%	1.75%

In addition, the 0.5% of compensation allocation for all other SRP Participants was eliminated starting with 2017. All accounts are credited quarterly with simple interest at the reference rate declared by Chase Bank N.A.

Each SRP Participant is 100% vested in his or her account upon termination of employment due to death or retirement on or after age 65 with five years of service or upon the occurrence of a total and permanent disability. In all other cases, an SRP Participant is vested in accordance with a graduated vesting schedule which provides for 50% vesting after five years of service and an additional 10% for each year of service thereafter. Each SRP Participant was required prior to December 31, 2008, to irrevocably elect the benefit payment date (or commencement date) and a form of payment for his or her account. Each new SRP Participant is required to make this election within the first 30 days of his or her participation date. Thereafter, every five years (e.g., 2010, 2015, 2020), a participant may make a new irrevocable election to apply to the allocations made to his or her account in the subsequent five years. An SRP Participant’s vested account will be paid on the later of his or her separation from service or the age elected by him or her, which must not be earlier than age 60 or later than age 65, or upon a total and permanent disability. An SRP Participant may elect to have his or her vested account paid in a single lump sum payment or installment payments over a number of years selected by the participant (not more than 10). If no election is made, an SRP Participant’s vested account will be paid in the form of a lump sum at the participant’s attainment of age 65, or separation from service, if later.

Executive Long Term Disability Plan

Our Executive Long Term Disability Plan provides supplemental long term disability insurance coverage for certain of our senior employees, including our named executive officers. The long term disability benefits that we provide under our Executive Long Term Disability Plan are in addition to any long term disability benefits that we provide to our employees generally and are fully insured under one or more individual insurance policies that we issue to each participant in the Executive Long Term Disability Plan. We are the named fiduciary for benefit claims under our Executive Long Term Disability Plan, and we have the right to determine all claims and appeals relating to the benefits that we provide under our Executive Long Term Disability Plan.

Perquisites

While our named executive officers may from time to time use certain of our properties for personal reasons, we generally incur no, or in some cases only nominal, incremental costs associated with such usage. We encourage our executive officers to personally use our properties because we believe that it is very important for our executives to be intimately familiar with our properties, our service and product offerings, and our markets. We believe that such personal hands-on experiences help us to enhance our customer services and be better positioned to understand, manage and operate our businesses. We otherwise provide only nominal perquisites to our named executive officers. No perquisites that we provided in fiscal 2017 to any named executive officer, individually or in the aggregate, had an incremental cost to us of in excess of $10,000.

Executive Stock Ownership

We have not adopted any executive or director stock ownership guidelines, although, as of the Record Date, the Marcus family beneficially owned approximately 31.0% of our outstanding shares and comprised the largest shareholder group in our company. Our other named executives each beneficially own significant amounts of our Common Shares through direct stock ownership, restricted stock awards and stock option grants. As of the Record Date, Messrs. Neis, Kissinger and Rodriguez beneficially owned 174,657, 133,983 and 42,334 shares, respectively. As a result, we believe that our senior management team’s financial interests are significantly and directly related to the economic interests of our shareholders without the necessity of imposing arbitrary stock ownership guidelines. We have adopted a policy prohibiting our directors, executive officers and substantial shareholders from trading in puts, calls and other derivative securities relating to our Common Shares. Our policy also prohibits our directors, executive officers and substantial shareholders from engaging in hedging or pledging transactions relating to our Common Shares. We believe that hedging against losses in our Common Shares breaks the alignment between our shareholders and our executives that the equity grants described in this CD&A are intended to build.

Impact of Tax, Accounting and Dilution Considerations

Prior to the changes made by the Tax Cuts and Jobs Act, Section 162(m) of the Code limited our deductibility for compensation paid to certain executives to $1 million per year, unless the compensation qualified as performance-based compensation for purposes of Section 162(m). Most recently, our shareholders re-approved certain material terms of our 2004 Equity and Incentive Awards Plan (the “Plan”) at the 2017 annual meeting of shareholders so that awards granted under the Plan would be eligible to qualify as performance-based compensation. Notwithstanding our intentions to qualify certain compensation payments for tax deductibility under Section 162(m), due to ambiguities and uncertainties as to the application and interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given that compensation intended to satisfy the requirements for deductibility under Section 162(m) will so qualify. In addition, our Compensation Committee reserved the right to provide compensation or grant awards under the Plan that do not qualify as performance based compensation under Section 162(m) to the extent it believed such compensation or awards were necessary to continue to provide competitive arrangements intended to attract and retain, and provide appropriate incentives to, qualified officers and other key employees.

As a result of changes made by the Tax Cuts and Jobs Act, starting with compensation paid in fiscal 2018, Section 162(m) will continue to limit our deductibility in excess of $1 million per year but without any exceptions for performance-based compensation. This deduction limit will apply to all compensation paid to anyone who, starting with fiscal 2017, serves as the principal executive officer or chief financial officer, or who is among the three most highly compensated executive officers for any fiscal year. The only exception to this rule is for compensation that is paid pursuant to a binding contract in effect on November 2, 2017, that would have otherwise been deductible under the prior Section 162(m) rules.

In addition to Section 162(m) deductibility considerations, our Compensation Committee carefully considers the accounting and financial reporting expenses associated with our grants of equity-based awards. We also consider the relative level of potential dilution to our shareholders resulting from such grants. As a result, we attempt to maintain an annual equity-based grant burn rate level of approximately 1% of our fully-diluted outstanding Common Shares.

Summary Compensation Table

Set forth below is information regarding the compensation earned by, paid or awarded to Stephen H. Marcus, our chairman of the board, Gregory S. Marcus, our president and chief executive officer, Douglas A. Neis, our chief financial officer and treasurer, Thomas F. Kissinger, our senior executive vice president, general counsel and secretary, and Rolando B. Rodriguez, our executive vice president and chairman, president and chief executive officer of Marcus Theatres Corporation, during fiscal 2017, fiscal 2016, the Transition Period and fiscal 2015. Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez comprised our named executive officers for fiscal 2017.

The following table sets forth for our named executive officers the following information for each relevant fiscal year: (1) the dollar amount of base salary earned; (2) the grant date fair value of all long-term equity-based awards held by each named executive officer; (3) the dollar amount of cash bonuses earned under our incentive bonus plan; (4) the change in pension value and the dollar amount of above-market earnings on nonqualified deferred compensation; (5) the dollar amount of all other compensation; and (6) the dollar value of total compensation.

Name and Current Principal Position	Fiscal Year	Salary	Bonus	Restricted Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation(3)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings(4)	All Other Compensation(5)(6)	Total
Stephen H. Marcus Chairman of the Board	2017	$492,769	$—	$—	$—	$185,851	$23,155	$300,127	$1,001,902
	2016	458,861	—	—	—	232,579	(58,017)	300,127	933,550
	TP	257,077	—	—	—	116,201	(175,839)	219,219	416,658
	2015	418,385	—	—	—	142,010	40,000	372,201	972,596
Gregory S. Marcus President and CEO	2017	$706,354	$—	$237,600	$536,000	$923,159	$1,228,135	$26,197	$3,657,445
	2016	676,112	—	116,928	223,440	1,069,122	445,306	22,062	2,552,970
	TP	380,269	—	185,721	385,434	416,961	202,203	10,460	1,581,048
	2015	622,173	—	78,206	386,595	493,370	375,000	20,698	1,976,042
Douglas A. Neis CFO and Treasurer	2017	$409,831	$—	$109,890	$221,100	$273,807	$517,000	$17,591	$1,549,219
	2016	398,231	20,000	45,472	87,416	295,613	162,000	14,998	1,023,730
	TP	223,308	—	73,889	152,076	108,477	119,000	7,474	684,224
	2015	368,384	30,000	65,654	128,084	137,935	157,000	17,414	904,471
Thomas F. Kissinger Senior Executive Vice President, General Counsel and Secretary	2017	$452,469	$—	$112,860	$227,800	$282,531	$437,120	$17,722	$1,530,502
	2016	439,054	20,000	50,112	96,432	306,568	176,147	15,118	1,103,431
	TP	246,385	—	81,877	168,682	112,054	240,618	7,452	857,068
	2015	408,385	50,000	71,447	139,799	143,935	176,000	17,039	1,006,605
Rolando B. Rodriguez Executive Vice President, Chairman, President and CEO of Marcus Theatres Corporation	2017	$535,029	$—	$178,200	$268,000	$484,406	$277,581	$25,910	$1,769,126
	2016	510,288	40,000	73,312	98,000	757,453	109,711	23,044	1,611,808
	TP	286,346	—	117,823	174,800	291,458	130,142	11,808	1,012,377
	2015	472,981	—	101,378	140,580	409,535	78,000	15,922	1,218,396

(1)	Reflects the grant date fair value of the restricted stock awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718.
(2)	Reflects the grant date fair value of the options awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718. The assumptions made in the valuations are discussed in Footnote 7 to our fiscal 2017 financial statements.
(3)	Reflects cash bonuses earned under our incentive bonus plan in connection with our achievement of the specific performance targets described above in the CD&A under “Cash Bonuses.” Fiscal 2016 and fiscal 2017 amounts also reflect cash awards earned under the performance cash component of our long-term incentive plan in connection with our achievement of the specific performance targets described above in the CD&A under “Long-Term Incentive Awards.”
(4)	The numbers in this column reflect the sum of (a) the aggregate change in the actuarial present value of accumulated benefits under our Supplemental Plan from the plan measurement date used for financial statement reporting purposes with respect to the applicable fiscal year to the plan measurement date used for financial statement reporting purposes with respect to the applicable fiscal year, and (b) above-market earnings in our Deferred Compensation Plan. The change in present value of accumulated benefits under our Supplemental Plan during fiscal 2017 was due to changes in pay levels, a decrease in the assumed discount rate used to calculate the actuarial present value and a change in mortality tables (resulting in shorter life expectancies).
(5)	$46,069 and $68,836 of the figures in this column for Mr. Stephen Marcus represents imputed income on split-dollar life insurance premiums paid by us for the Transition Period and fiscal 2015, respectively. $300,127, $300,127, $173,150 and $300,127 of the amount in this column for Mr. Stephen Marcus represents payments received under our Supplemental Plan in fiscal 2017, fiscal 2016, the Transition Period and fiscal 2015, respectively.
(6)	We paid $9,448, $8,789, $8,260 and $11,594 in premiums in fiscal 2017 under our Executive Long Term Disability Plan on behalf of Messrs. Greg Marcus, Neis, Kissinger and Rodriguez, respectively.

Grants of Plan-Based Awards

We maintain our 1995 Equity Incentive Plan, 2004 Equity and Incentive Awards Plan and our Long Term Incentive Plan, pursuant to which grants of restricted stock, stock options, performance stock awards and performance cash awards may be made to our named executive officers (other than Mr. Stephen Marcus, who is not eligible to receive any equity-based awards under our equity plans), as well as other employees. The following table sets forth information regarding all such incentive plan awards that were granted to our named executive officers in fiscal 2017. The amounts set forth below should not be added to amounts set forth in the Summary Compensation Table.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: No. of Shares of Stock or Units	All Other Option Awards: No. of Securities Underlying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards(3)
		Threshold	Target	Maximum	Threshold	Target	Maximum
Mr. S. Marcus	N/A	—	—	—	—	—	—	—	—	—	—
		0	$170,012	$434,038	—	—	—	—	—	—	—
Mr. G. Marcus	02/22/17	—	—	—	—	—	—	8,000	—	—	$237,600
	02/28/17	—	—	—	—	—	—	—	40,000	$31.20	536,000
		0	1,116,923	2,438,029	—	—	—	—	—	—	—
Mr. Neis	02/22/17	—	—	—	—	—	—	3,700	—	—	109,890
	02/28/17	—	—	—	—	—	—	—	16,500	$31.20	221,100
		0	380,260	708,632	—	—	—	—	—	—	—
Mr. Kissinger	02/22/17	—	—	—	—	—	—	3,800	—	—	112,860
	02/28/17	—	—	—	—	—	—	—	17,000	$31.20	227,800
		0	393,260	724,082	—	—	—	—	—	—	—
Mr. Rodriguez	02/22/17	—	—	—	—	—	—	6,000	—	—	178,200
	02/28/17	—	—	—	—	—	—	—	20,000	$31.20	268,000
		0	576,835	1,225,572	—	—	—	—	—	—	—

(1)	Our equity award granting practices are described above in the CD&A.
(2)	Reflects potential payouts under our annual incentive bonus plan and our performance cash component of our long-term incentive plan. For fiscal 2017, maximum awards were limited to approximately 230 – 280% of the named executive officer’s target award under our incentive bonus plan and 150% of the target award under the performance cash component of our long-term incentive plan.
(3)	The full grant date fair value of each equity award calculated in accordance with FASB ASC Topic 718.

The portion of the above amounts of non-equity incentive plan (i.e., cash bonus) awards under our incentive plan were determined pursuant to our achievement in fiscal 2017 of the specific performance targets described above in the CD&A. The portion of the above amounts of non-equity incentive plan (i.e., long-term performance cash) awards under our long-term incentive plan were determined pursuant to our achievement in fiscal 2021 of the specific five-year performance targets for Messrs. Greg Marcus, Neis, Kissinger and Rodriguez, in each case, as described above in the

CD&A. The number of our Common Shares subject to stock options and restricted stock awards granted to our named executive officers were also determined as described above in the CD&A.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information on outstanding stock option and restricted stock awards held by our named executive officers at the end of fiscal 2017 on December 28, 2017, including the number of Common Shares underlying both exercisable and unexercisable portions of each stock option, as well as the exercise price and expiration date of each outstanding option.

Name	Option Awards						Restricted Stock Awards
	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)		Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested		Market Value of Common Shares That Have Not Vested(1)	Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Mr. S. Marcus	N/A	—		—	—	—	—		—	—	—
Mr. G. Marcus	100,000	—		—	$15.59	07/29/2018	—		—	—	—
	55,000	—		—	13.34	07/28/2019	—		—	—	—
	60,000	—		—	11.89	07/27/2020	—		—	—	—
	60,000	—		—	10.00	07/26/2021	—		—	—	—
	52,000	—		—	13.12	07/31/2022	—		—	—	—
	46,000	11,500	(2)	—	13.04	07/30/2023	—		—	—	—
	29,700	19,800	(3)	—	18.34	07/29/2024	—		—	—	—
	17,640	26,460	(4)	—	20.26	07/28/2025	—		—	—	—
	—	28,500	(5)	—	18.68	03/01/2026	—		—	—	—
	—	40,000	(6)	—	31.20	02/28/2027	—		—	—	—
	—	—		—	—	—	1,875	(7)	$51,000	—	—
	—	—		—	—	—	788	(8)	21,434	—	—
	—	—		—	—	—	788	(8)	21,434	—	—
	—	—		—	—	—	2,300	(9)	62,560	—	—
	—	—		—	—	—	2,025	(10)	55,080	—	—
	—	—		—	—	—	9,300	(11)	252,960	—	—
	—	—		—	—	—	6,300	(12)	171,360	—	—
	—	—		—	—	—	8,000	(13)	217,600	—	—
Mr. Neis	13,512	—		—	15.59	07/29/2018	—		—	—	—
	13,179	—		—	13.34	07/28/2019	—		—	—	—
	22,500	—		—	11.89	07/27/2020	—		—	—	—
	22,500	—		—	10.00	07/26/2021	—		—	—	—
	19,500	—		—	13.12	07/31/2022	—		—	—	—
	16,800	4,200	(14)	—	13.04	07/30/2023	—		—	—	—
	9,840	6,560	(15)	—	18.34	07/29/2024	—		—	—	—
	6,960	10,440	(16)	—	20.26	07/28/2025	—		—	—	—
	—	11,150	(17)	—	18.68	03/01/2026	—		—	—	—
	—	16,500	(18)	—	31.20	02/28/2027	—		—	—	—
	—	—		—	—	—	1,250	(19)	34,000	—	—
	—	—		—	—	—	314	(20)	8,541	—	—
	—	—		—	—	—	314	(20)	8,541	—	—
	—	—		—	—	—	850	(21)	23,120	—	—
	—	—		—	—	—	1,700	(22)	46,240	—	—
	—	—		—	—	—	3,700	(23)	100,640	—	—
	—	—		—	—	—	2,450	(24)	66,640	—	—
	—	—		—	—	—	3,700	(25)	100,640	—	—

Name	Option Awards						Restricted Stock Awards
	No. of Common Shares Underlying Unexercised Options (#Exercisable)	No. of Common Shares Underlying Unexercised Options (#Unexercisable)		Equity Incentive Plan Awards: No. of Common Shares Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	No. of Common Shares That Have Not Vested		Market Value of Common Shares That Have Not Vested(1)	Equity Incentive Plan Awards: No. of Unearned Common Shares That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares That Have Not Vested
Mr. Kissinger	13,512	—		—	15.59	07/29/2018	—		—	—	—
	13,179	—		—	13.34	07/28/2019	—		—	—	—
	14,077	—		—	11.89	07/27/2020	—		—	—	—
	5,351	—		—	10.00	07/26/2021	—		—	—	—
	18,190	—		—	13.12	07/31/2022	—		—	—	—
	18,200	4,550	(26)	—	13.04	07/30/2023	—		—	—	—
	10,740	7,160	(27)	—	18.34	07/29/2024	—		—	—	—
	7,720	11,580	(28)	—	20.26	07/28/2025	—		—	—	—
	—	12,300	(29)	—	18.68	03/01/2026	—		—	—	—
	—	17,000	(30)	—	31.20	02/28/2027	—		—	—	—
	—	—		—	—	—	1,250	(19)	34,000	—	—
	—	—		—	—	—	464	(31)	12,621	—	—
	—	—		—	—	—	464	(31)	12,621	—	—
	—	—		—	—	—	900	(32)	24,480	—	—
	—	—		—	—	—	1,850	(33)	50,320	—	—
	—	—		—	—	—	4,100	(34)	111,520	—	—
	—	—		—	—	—	2,700	(35)	73,440	—	—
	—	—		—	—	—	3,800	(37)	103,360	—	—
Mr. Rodriguez	—	2,000	(37)	—	13.04	07/30/2023	—		—	—	—
	10,800	7,200	(38)	—	18.34	07/29/2024	—		—	—	—
	8,000	12,000	(39)	—	20.26	07/28/2025	—		—	—	—
	—	12,500	(40)	—	18.68	03/01/2026	—		—	—	—
	—	20,000	(41)	—	31.20	02/28/2027	—		—	—	—
	—	—		—	—	—	7,500	(42)	204,000	—	—
	—	—		—	—	—	2,625	(43)	71,400	—	—
	—	—		—	—	—	5,900	(44)	160,480	—	—
	—	—		—	—	—	3,950	(45)	107,440	—	—
	—	—		—	—	—	6,000	(46)	163,200	—	—

(1)	Reflects the amount calculated by multiplying the number of unvested restricted shares by the closing price of our Common Stock as of December 28, 2017 of $27.20.
(2)	11,500 options will vest on July 30, 2018.
(3)	9,900 options will vest on each of July 29, 2018 and July 29, 2019.
(4)	8,820 options will vest on each of July 28, 2018, July 28, 2019 and July 28, 2020.
(5)	11,400 options will vest on March 1, 2018, and 5,700 options will vest on each of March 1, 2019, February 29, 2020 and March 1, 2021.
(6)	16,000 options will vest on February 28, 2019, and 8,000 options will vest on each of February 28, 2020, February 28, 2021 and February 28, 2022.
(7)	1,875 shares of restricted stock will vest upon retirement, permanent disability or death.
(8)	788 shares of restricted stock will vest upon retirement, permanent disability or death.
(9)	2,300 shares of restricted stock will vest on July 18, 2018.
(10)	2,025 shares of restricted stock will vest on July 23, 2019.
(11)	4,650 shares of restricted stock will vest on each of July 21, 2018 and July 21, 2020.
(12)	3,150 shares of restricted stock will vest on each of February 15, 2019 and February 15, 2021.
(13)	4,000 shares of restricted stock will vest on each of February 22, 2020 and February 22, 2022.
(14)	4,200 options will vest on July 30, 2018.

(15)	3,280 options will vest on each of July 29, 2018 and July 29, 2019.
(16)	3,480 options will vest on each of July 28, 2018, July 28, 2019 and July 28, 2020.
(17)	4,460 options will vest on March 1, 2018, and 2,230 options will vest on each of March 1, 2019, February 29, 2020 and March 1, 2021.
(18)	6,600 options will vest on February 28, 2019, and 3,300 options will vest on each of February 28, 2020, February 28, 2021 and February 28, 2022.
(19)	1,250 shares of restricted stock will vest upon retirement, permanent disability or death.
(20)	314 shares of restricted stock will vest upon retirement, permanent disability or death.
(21)	850 shares of restricted stock will vest on July 18, 2018.
(22)	1,700 shares of restricted stock will vest on July 23, 2019.
(23)	1,850 shares of restricted stock will vest on each of July 21, 2018 and July 21, 2020.
(24)	1,225 shares of restricted stock will vest on each of February 15, 2019 and February 15, 2021.
(25)	1,850 shares of restricted stock will vest on each of February 22, 2020 and February 22, 2022.
(26)	4,550 options will vest on July 30, 2018.
(27)	3,580 options will vest on each of July 29, 2018 and July 29, 2019.
(28)	3,860 options will vest on each of July 28, 2018, July 28, 2019 and July 28, 2020.
(29)	4,920 options will vest on March 1, 2018, and 2,460 options will vest on each of March 1, 2019, February 29, 2020 and March 1, 2021.
(30)	6,800 options will vest on February 28, 2019, and 3,400 options will vest on each of February 28, 2020, February 28, 2021 and February 28, 2022.
(31)	464 shares of restricted stock will vest upon retirement, permanent disability or death.
(32)	900 shares of restricted stock will vest on July 18, 2018.
(33)	1,850 shares of restricted stock will vest on July 23, 2019.
(34)	2,050 shares of restricted stock will vest on each of July 21, 2018 and July 21, 2020.
(35)	1,350 shares of restricted stock will vest on each of February 15, 2019 and February 15, 2021.
(36)	1,900 shares of restricted stock will vest on each of February 22, 2020 and February 22, 2022.
(37)	2,000 options will vest on July 30, 2018.
(38)	3,600 options will vest on each of July 29, 2018 and July 29, 2019.
(39)	4,000 options will vest on each of July 28, 2018, July 28, 2019 and July 28, 2020.
(40)	5,000 options will vest on March 1, 2018, and 2,500 options will vest on each of March 1, 2019, February 29, 2020 and March 1, 2021.
(41)	8,000 options will vest on February 28, 2019, and 4,000 options will vest on each of February 28, 2020, February 28, 2021 and February 28, 2022.
(42)	7,500 shares of restricted stock will vest on July 30, 2018.
(43)	2,625 shares of restricted stock will vest on July 23, 2019.
(44)	2,950 shares of restricted stock will vest on each of July 21, 2018 and July 21, 2020.
(45)	1,975 shares of restricted stock will vest on each of February 15, 2019 and February 15, 2021.
(46)	3,000 shares of restricted stock will vest on each of February 22, 2020 and February 22, 2022.

Option Exercises and Restricted Stock Vested

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock that occurred during fiscal 2017 for each of our named executive officers on an aggregated basis. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Number of Shares Acquired on Option Exercise	Value Realized on Option Exercise(1)	Number of Shares Acquired on Vesting of Restricted Shares	Value Realized on Vesting of Restricted Shares(2)
Mr. S. Marcus	N/A	—	N/A	—
Mr. G. Marcus	15,000	$108,750	4,250	$120,528
Mr. Neis	9,969	137,074	2,525	71,409
Mr. Kissinger	13,779	139,636	2,675	75,631
Mr. Rodriguez	2,000	28,020	2,625	73,894

(1)	Reflects the amount calculated by multiplying the number of shares received upon exercise of options by the difference between the closing price of our Common Shares on the exercise date and the exercise price of the exercised options.
(2)	Reflects the amount calculated by multiplying the number of vested restricted shares by the closing price of our Common Shares on the date the restricted shares vested.

Pension Benefits

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefits under our Supplemental Plan as of the end of fiscal 2017 on December 28, 2017, assuming benefits are paid at normal retirement age based on current levels of compensation, as well as payments made to Mr. Stephen Marcus during fiscal 2017 under our Supplemental Plan as a result of his retirement on January 6, 2009 as our chief executive officer. The table also shows the number of years of credited service under each such plan, which are subject to a maximum of 30. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Plan Name	Number of Years Credited Service		Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Mr. S. Marcus	Supplemental Plan	30	(1)	$3,443,000	$300,127
Mr. G. Marcus	Supplemental Plan	25		4,005,000	—
Mr. Neis	Supplemental Plan	30	(2)	2,347,000	—
Mr. Kissinger	Supplemental Plan	23		1,907,000	—
Mr. Rodriguez	Supplemental Plan	3		589,000	—

(1)	Mr. Stephen Marcus has been employed by us for 56 years, but his years of credited service under the Supplemental Plan are subject to a maximum of 30.
(2)	Mr. Neis has been employed by us for 31 years, but his years of credited service under the Supplemental Plan are subject to a maximum of 30.

Our Supplemental Plan benefits payable to Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez are determined under the formula illustrated above in the CD&A. Covered compensation for purposes of the Supplemental Plan consists of salary, bonus and non-equity incentive compensation, but excluding long-term performance cash amounts. As of the end of fiscal 2017 on December 28, 2017, the estimated annual benefits payable under the Supplemental Plan at normal retirement age to Messrs. Stephen Marcus, Greg Marcus, Neis, Kissinger and Rodriguez were $300,000, $413,000, $196,000, $169,000 and $51,000, respectively. The payments to Mr. Stephen Marcus under the Supplemental Plan in fiscal 2016 are discussed above under “Nonqualified Deferred Compensation.”

Nonqualified Deferred Compensation

The following table sets forth annual executive and Company contributions under our Deferred Compensation Plan, as well as each named executive officer’s withdrawals, earnings and fiscal year end balances in those plans. The amounts set forth below should not be added to the amounts set forth in the Summary Compensation Table.

Name	Executive Contributions in Fiscal 2017(1)	Company Contributions in Fiscal 2017	Aggregate Earnings in Fiscal 2017(2)	Aggregate Withdrawals/ Distributions in Fiscal 2017	Aggregate Balance at December 28, 2017(3)
Mr. S. Marcus	$—	$—	$5,213	$(50,983)	$129,153
Mr. G. Marcus	59,366	—	15,985	—	414,620
Mr. Neis	—	—	—	—	—
Mr. Kissinger	80,829	—	38,046	(60,576)	992,830
Mr. Rodriguez	87,082	—	20,054	—	538,738

(1)	All of the amounts reported in this column were also reported as compensation in the Summary Compensation Table.
(2)	Certain amounts reported in this column were considered above-market earnings and therefore are reported as compensation in the Summary Compensation Table, including $1,155 for Mr. Stephen Marcus, $1,135 for Mr. Greg Marcus, $9,120 for Mr. Kissinger and $4,581 for Mr. Rodriguez.
(3)	The amounts reported in this column include $153,892 for Mr. Stephen Marcus, $300,997 for Mr. Greg Marcus, $0 for Mr. Neis, $672,344 for Mr. Kissinger and $313,454 for Mr. Rodriguez that was previously reported as compensation in the Summary Compensation Table for years prior to fiscal 2017.

Disclosure Regarding Termination and Change in Control Provisions

Employment, Severance and Change in Control Agreements

We do not provide our executives with individual employment, severance or change-in-control agreements, other than the benefit plans otherwise described above in the CD&A and our standard policies generally applicable to all salaried employees. Generally, the vesting period for our stock option grants, restricted stock awards and performance cash awards will be accelerated upon normal retirement or death. Our Compensation Committee has discretion to accelerate the vesting of such grants and awards upon a potential future change-in-control of our company.

Non-Employee Director Compensation

The following table sets forth information regarding the compensation received by each of our non-employee directors during fiscal 2017. Our other directors are named executive officers and receive no compensation for their services as directors and are therefore omitted from the table.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Restricted Stock Awards(2)	Option Awards(3)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation(4)	Total
Diane Marcus Gershowitz	$29,250	$24,661	$41,850	$9,168	—	—	$115,721	$220,650
Daniel F. McKeithan, Jr.(5)	7,750	—	—	—	—	—	701	8,451
Allan H. Selig	32,250	24,661	41,850	9,168	—	—	2,521	110,450
Timothy E. Hoeksema	30,500	24,661	41,850	9,168	—	—	2,521	108,700
Philip L. Milstein	41,000	24,661	41,850	9,168	—	—	2,521	119,200
Bronson J. Haase(6)	26,000	24,661	—	—	—	—	1,961	52,622
James D. Ericson(7)	—	—	—	—	—	—	701	701
Brian J. Stark	37,750	24,661	41,850	9,168	—	—	2,521	115,950
Bruce J. Olson	29,250	24,661	41,850	9,168	—	—	2,083	107,012
Katherine M. Gehl	36,500	24,661	41,850	9,168	—	—	1,927	114,106
David M. Baum	32,250	24,661	41,850	9,168	—	—	1,172	109,101

(1)	The dollar amount is equal to the number of shares issued multiplied by the closing sale price of our Common Shares on May 4, 2017, the date the shares were issued.

(2)	Reflects the grant date fair value of the restricted stock awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718.
(3)	Reflects the grant date fair value of the options awarded as determined using the closing sale price of our Common Shares on such date. The amount was computed in accordance with FASB ASC Topic 718. The assumptions made in the valuations are discussed in Footnote 7 to our fiscal 2017 financial statements.
(4)	$113,200 of the amount in this column for Diane Marcus Gershowitz represents imputed income on split-dollar life insurance premiums paid by us.
(5)	Mr. McKeithan retired from the board of directors effective as of May 4, 2017, the date of our 2017 annual meeting of shareholders.
(6)	Mr. Haase passed away on September 12, 2017. The Compensation Committee determined that Mr. Haase was eligible for normal retirement from the board of directors at the time of his death, and, as a result, all of his unvested shares of restricted stock vested immediately upon his death.
(7)	Mr. Ericson retired from the board of directors effective as of May 4, 2017, the date of our 2017 annual meeting of shareholders.

Pursuant to our non-employee director compensation plan, our non-employee directors received in fiscal 2017: (1) a cash retainer of $15,000; (2) a board meeting attendance fee of $3,500 for meetings on and prior to August 2, 2017 and $3,750 for meetings after August 2, 2017; and (3) a restricted stock grant of 1,500 Common Shares that vest at the earlier of (a) 100% upon the director’s eligibility for normal retirement (as determined by the Compensation Committee) from the board of directors or (b) 50% upon the third anniversary of the grant date if the individual is then still serving as a director and the remaining 50% upon the fifth anniversary of the grant date if the individual is then still serving as a director. In addition to the foregoing, in fiscal 2017, each non-employee director received: (1) 753 Common Shares on May 4, 2017, the date of our 2017 annual shareholders’ meeting; (2) $1,250 for each board committee meeting attended (or $1,500 per committee meeting attended if that person served as the committee’s chairperson), except that each member of the Audit Committee received $1,500 per committee meeting attended, and the chairman of the Audit Committee received $2,000 per committee meeting attended; and (3) an option to purchase 1,000 Common Shares on December 28, 2017, the last day of fiscal 2017. The exercise price of all options granted to non-employee directors is equal to 100% of the fair market value of the Common Shares on the date of grant. On December 28, 2017, the last day of fiscal 2017, each non-employee director received his or her 1,500 share restricted stock grant and option grant to purchase 1,000 shares of Common Shares at an exercise price of $27.20 per share. All options granted to our non-employee directors have a term of ten years and are fully vested and exercisable immediately after grant.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the above CD&A with management and, based on such review and discussion, has recommended to the board of directors that the CD&A be included in this proxy statement.

By the Compensation Committee:
Allan H. Selig, Chairman
Philip L. Milstein
Brian J. Stark

AUDIT COMMITTEE REPORT

To the Board of Directors of The Marcus Corporation:

Each of the undersigned Audit Committee members: (1) served on the Audit Committee during fiscal 2017; (2) is an independent, non-employee director as defined by the rules of the NYSE and the SEC; and (3) is an “audit committee financial expert,” as defined by the SEC. Our Audit Committee has a written charter, which is available on the Company’s website at www.marcuscorp.com.

Our Audit Committee oversees the Company’s financial reporting process on behalf of the board of directors. Our management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for auditing those financial statements. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and we are not accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the Company’s financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. We have also relied on the representations of Deloitte & Touche LLP included in its report on the Company’s fiscal 2017 financial statements. Our discussions with management and Deloitte & Touche LLP do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards or that Deloitte & Touche LLP is in fact “independent.”

Our Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company for the fiscal year ended December 28, 2017 with management and has discussed with Deloitte & Touche LLP its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and other matters required to be discussed by Statement on Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), and Rule 2-07 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended. Deloitte & Touche LLP has provided the Audit Committee with the written disclosures and the letter required by applicable requirements of the PCAOB regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with Deloitte & Touche LLP its independence from management and the Company and considered the compatibility of Deloitte & Touche LLP’s provision of non-audit services with its independence.

Our Audit Committee discussed with Deloitte & Touche LLP the overall scope and plans for its audit. We met with Deloitte & Touche LLP, with and without management present, to discuss the results of its examination, its evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, our Audit Committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Annual Report on Form 10-K at and for the fiscal year ended December 28, 2017 for filing with the SEC.

This report and the information herein do not constitute soliciting material and shall not be deemed to be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing by or of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed filed under such Acts.

By the Audit Committee:
Brian J. Stark, Chairman
Katherine M. Gehl
David M. Baum

PROPOSAL 2 — APPROVAL, BY ADVISORY VOTE, OF
THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

As indicated by the preceding discussion, executive compensation is an important matter both to us and to our shareholders. In addition, Section 14A of the Securities Exchange Act of 1934, as amended, requires that we provide our shareholders with an opportunity to approve the compensation of our named executive officers by a non-binding advisory vote. Accordingly, we are seeking the approval of our shareholders through this advisory vote of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement. At our 2017 annual meeting, over 99% of the votes cast and over 98% of all shares entitled to vote at the meeting were voted in favor of the compensation of our named executive officers. In developing our executive compensation and benefit programs that were in effect for fiscal 2017 as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives contained in this proxy statement, we maintained during fiscal 2017 many of the same executive compensation and benefit programs that were overwhelmingly approved by our shareholders at our 2017 annual meeting.

We have designed our executive compensation program to attract, motivate and retain people with the skills required to achieve our performance goals in a competitive business environment, and to enhance our overall financial performance. Our compensation programs are based on the principle of pay for performance. Our intention is for our executive compensation programs to reflect the level of our executive officers’ individual contributions and our corporate performance, while striking an appropriate balance between short-term and longer-term corporate performance. We evaluate performance over several periods of time, and while the specific elements of executive compensation vary from time to time, our executive compensation programs focus on the principle of pay for performance, both in program design and in the specific awards.

In addition, we and the Compensation Committee of our board of directors consider the following principles when designing and implementing compensation programs for our executive officers:

•	We strive to compensate our executives at competitive levels to ensure that we attract, retain and motivate our key management employees who we expect will contribute significantly to our long-term success and value creation.
•	We link our executives’ compensation to the achievement of pre-established financial and individual performance goals that are focused on the creation of long-term shareholder value.

Our executive compensation programs are designed to foster an ownership mentality and an entrepreneurial spirit in our management team. We try to do this by providing our executives with a substantial long-term incentive compensation component that helps to more closely align our executives’ financial interests with those of our shareholders over an extended performance period, and that otherwise encourages executives to take appropriate and measured market-responsive risk-taking actions that will facilitate our long-term growth and success.

Our board of directors would like the approval of our shareholders of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying compensation tables and narratives in this proxy statement. Accordingly, for the reasons we discuss above, our board of directors unanimously recommends that shareholders vote in favor of the following resolution:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section, compensation tables, and accompanying narratives contained in this proxy statement.”

The compensation of the named executive officers as disclosed in the Compensation Discussion and Analysis section and compensation tables and narratives contained in this proxy statement will be approved if the votes cast in favor of the proposal exceed those cast against the proposal. Abstentions and broker non-votes will not affect the voting results for this proposal.

As this is an advisory vote, the results of the vote will not be binding on our board of directors, although our Compensation Committee will consider the outcome of the vote when evaluating the effectiveness of our executive compensation programs, and our Compensation Committee will review and consider the outcome of the vote when making future compensation decisions for our named executive officers. We believe our company benefits from constructive dialogue with our shareholders on these important matters, and while we continue to reach out to our shareholders on these and other issues, we also encourage our shareholders to contact us if they would like to communicate their views on our executive compensation programs. Shareholders who wish to communicate with our non-management directors concerning our executive compensation programs should refer to the section above entitled “Contacting the Board.”

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, BY ADVISORY VOTE, OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVES IN THIS PROXY STATEMENT. COMMON SHARES OR CLASS B SHARES REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION AND ACCOMPANYING COMPENSATION TABLES AND NARRATIVES IN THIS PROXY STATEMENT.

PROPOSAL 3 — RATIFICATION OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018

The Audit Committee has selected Deloitte & Touche LLP as the Company’s independent auditors for fiscal 2018. Although not required to be submitted to a shareholder vote, our board of directors believes it appropriate to obtain shareholder ratification of the Audit Committee’s action in appointing Deloitte & Touche LLP as the Company’s independent registered public accounting firm. Should such appointment not be ratified by our shareholders, the Audit Committee will reconsider the matter. The Audit Committee expects that the full board of directors will ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm at their first meeting after the Annual Meeting.

THE BOARD RECOMMENDS THE RATIFICATION OF THE AUDIT COMMITTEE’S SELECTION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2018 AND URGES EACH SHAREHOLDER TO VOTE “FOR” SUCH RATIFICATION. COMMON SHARES OR CLASS B SHARES REPRESENTED BY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED “FOR” THE RATIFICATION OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT PUBLIC ACCOUNTING FIRM FOR FISCAL 2018.

POLICIES AND PROCEDURES GOVERNING RELATED PERSON TRANSACTIONS

Our board of directors has adopted written policies and procedures regarding related person transactions. For purposes of these policies and procedures:

•	a “related person” means any of our directors, executive officers or nominees for director, any immediate family members of those individuals, and any holders of more than 5% of our Common Shares or Class B Common Shares; and
•	a “related person transaction” generally is a transaction (including any indebtedness or a guarantee of indebtedness) in which we were or are to be a participant, the amount involved exceeds $120,000, and in which a related person had or will have a direct or indirect material interest.

Each of our executive officers, directors and nominees for director is required to disclose to our Corporate Governance and Nominating Committee certain information relating to related person transactions for review, approval or ratification by the Corporate Governance and Nominating Committee. Disclosure to the Corporate Governance and Nominating Committee is required before engaging in, if possible, or as soon as practicable after the executive officer, director or nominee for director becomes aware that he or she has engaged in, the related person transaction. The decision of the Corporate Governance and Nominating Committee whether or not to approve or ratify a related person transaction is to be made in light of the Corporate Governance and Nominating Committee’s determination of whether the transaction is in our best interests and/or whether the transaction is on terms at least as favorable as could be obtained from a non-affiliated third party. Any related person transaction must be disclosed to our Audit Committee and to our full board of directors.

Pursuant to these policies and procedures, our Corporate Governance and Nominating Committee ratified the following ongoing related person transactions:

We were provided 83 automobiles for use from time to time during fiscal 2017 by Selig Leasing Co., Inc., in respect of which we paid an aggregate of $504,000 to Selig Leasing in fiscal 2017. As in prior years, the amounts we paid to Selig Leasing were solely to reimburse Selig Leasing for its out-of-pocket expenses incurred in providing these vehicles for our use. Allan H. Selig, one of our directors, is the chief executive officer and sole shareholder of Selig Leasing.

We have an administrative services agreement with Marcus Investments, LLC, which is owned by the three sons of Stephen H. Marcus, our chairman, including Gregory S. Marcus, our president and chief executive officer. The agreement provides that Marcus Investments may not invest in businesses that compete with our motion picture theatre exhibition or hotels or resorts businesses. Pursuant to the agreement, we from time to time provide various administrative support services, legal services and related equipment to Marcus Investments in support of its business. Such services are provided solely at our discretion so that the performance of these services does not interfere with or otherwise adversely affect our business or operations. Marcus Investments pays us not less than our fully-allocated direct and indirect costs and expenses for providing any such services. During fiscal 2017, Marcus Investments made aggregate payments to us of $23,000, of which approximately $21,000 was for the provision of the aforementioned services. The remaining payments represented reimbursement of certain costs for Marcus Investments that we paid on their behalf. The agreement is subject to annual review and re-approval, by our Corporate Governance and Nominating Committee, which reapproved the agreement in February 2017. Additionally, during fiscal 2017, our theatre division licensed the Zaffiro’s pizza recipe and related intellectual property rights from an entity that is owned by Marcus Investments, LLC. During fiscal 2017, we paid such entity approximately $334,000 in licensing fees. Also during fiscal 2017, our hotels and resorts division purchased approximately $73,000 of mattresses from an entity that is owned by Marcus Investments, LLC.

Our theatre and hotels and resorts divisions purchase food and beverage products from Gehl Foods. During fiscal 2017, we purchased an aggregate of approximately $401,000 of products from Gehl Foods. Katherine M. Gehl, a director of our company, is a director of Gehl Foods.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors and executive officers are required to report their ownership of Common Shares and Class B Shares and any changes in that ownership to the SEC and the NYSE. Based upon our review of copies of the reports filed with the SEC and the representations of the persons involved, we believe that all of our directors and executive officers have complied with the requirements for fiscal 2017, except that, as a result of an administrative oversight, a Form 4 relating to a transaction by Mr. Kissinger on March 3, 2017 was filed late on April 11, 2017, and a Form 4 relating to a charitable gift of 624 shares by Mr. Neis on March 8, 2017 was inadvertently not timely filed.

OTHER MATTERS

Deloitte & Touche LLP acted as our independent auditors during fiscal 2017. Representatives from Deloitte & Touche LLP are expected to be present at the Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate shareholder questions. Deloitte & Touche LLP’s fees for fiscal 2017 and fiscal 2016 are summarized in the following table:

	2017	2016
Audit Fees(1)	$650,000	$662,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees	—	—
Total Fees	$650,000	$662,000

(1)	In 2017, we agreed to pay Deloitte & Touche LLP an additional $62,000 for audit services provided during 2016.
(2)	Audit-related fees consist of the fees billed for consultation services on various accounting matters.
(3)	Tax fees consist of the fees billed for consultation services on various tax matters.

Our Audit Committee pre-approves the provision of all auditing and non-audit services by our independent auditors. During our fiscal 2017 and fiscal 2016, all of the services related to the audit and other fees described above were pre-approved by our Audit Committee and none were provided pursuant to any waiver of the pre-approval requirement.

As noted in the Audit Committee Report, our Audit Committee has considered whether Deloitte & Touche LLP’s provision of non-audit services is compatible with its independence.

We have filed an Annual Report on Form 10-K with the SEC for fiscal 2017, which ended on December 28, 2017. A copy of our Form 10-K (excluding exhibits) has been provided to each person who was a record or beneficial owner of Common Shares or Class B Shares as of the Record Date and is available on our website, www.marcuscorp.com. Exhibits to the Form 10-K will be furnished upon payment of the fee described in the list of exhibits accompanying the copy of Form 10-K. Requests for any exhibits to our Form 10-K should be addressed to Thomas F. Kissinger, Senior Executive Vice President, General Counsel and Secretary, The Marcus Corporation, 100 East Wisconsin Avenue, Suite 1900, Milwaukee, Wisconsin 53202-4125.

Our board of directors does not intend to present at the Meeting any matters for shareholder action other than the matters described in the Notice of Annual Meeting. Our board of directors does not know of any other matters to be brought before the Meeting that will require the vote of shareholders. If any other business or matters properly come before the Meeting, the proxies named in the accompanying proxy will vote on such business or matters in accordance with their best judgment.

We did not receive any shareholder proposals for consideration at the Meeting. A shareholder wishing to include a proposal in our proxy statement for our 2019 Annual Meeting of Shareholders pursuant to Rule 14a-8 under the Exchange Act must forward the proposal to us by December 4, 2018. In addition, a shareholder who otherwise intends to present business at our 2019 Annual Meeting of Shareholders (including nominating persons for election as directors) must comply with the requirements set forth in our By-laws. Among other things, to bring business before an annual meeting, a shareholder must give written notice thereof, complying with the By-laws, to our Secretary not later than 45 days prior to the date in the current year corresponding to the date on which we first mailed our proxy materials for the prior year’s annual meeting. Accordingly, if we do not receive notice of a shareholder proposal submitted otherwise than pursuant to Rule 14a-8 prior to February 17, 2019, the notice will be considered untimely and we will not be required to present such proposal at the 2019 Annual Meeting of Shareholders. If our board of directors chooses to present such proposal at our 2019 Annual Meeting of Shareholders, the persons named in proxies solicited by the board of directors for the 2019 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

We have paid the cost of soliciting proxies. We expect to solicit proxies primarily by mail. Proxies may also be solicited personally and by telephone by certain of our officers and employees. We will reimburse brokers and other holders of record for their expenses in communicating with the persons for whom they hold Common Shares or Class B Shares. We do not intend to specially engage anyone to solicit proxies or to pay special compensation for that purpose, but we reserve the right to do so should we conclude that such efforts are needed.

On Behalf of the Board of Directors
Thomas F. Kissinger Senior Executive Vice President, General Counsel and Secretary

Milwaukee, Wisconsin
April 3, 2018

The Marcus Corporation

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

1. Election of directors:

01 Stephen H. Marcus
02 Diane Marcus Gershowitz
03 Allan H. Selig
04 Timothy E. Hoeksema
05 Bruce J. Olson
06 Philip L. Milstein
07 Gregory S. Marcus
08 Brian J. Stark
09 Katherine M. Gehl
10 David M. Baum

☐ Vote FOR all nominees (except as marked) ☐ Vote WITHHELD from all nominees

Please fold here – Do not separate

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Shareowner ServicesP.O. Box 64945St. Paul, MN 55164-0945Address Change? Mark box, sign, and indicate changes below:TO VOTE BY INTERNET ORTELEPHONE, SEE REVERSE SIDEOF THIS PROXY CARD.The Board of Directors Recommends a Vote FOR All Nominees.1. Election of 01 Stephen H. Marcus 06 Philip L. Milstein †M Vote FOR †M Vote WITHHELDdirectors: 02 Diane Marcus Gershowitz 07 Gregory S. Marcus all nominees from all nominees03 Allan H. Selig 08 Brian J. Stark (except as marked)04 Timothy E. Hoeksema 09 Katherine M. Gehl05 Bruce J. Olson 10 David M. Baum(Instructions: To withhold authority to vote for any indicated nominee,write the number(s) of the nominee(s) in the box provided to the right.)The Board of Directors Recommends a Vote FOR the Following Proposal:2. To approve, by advisory vote, the compensation of the Company’s namedexecutive officers. †M For †M Against †M AbstainThe Board of Directors Recommends a Vote FOR the Following Proposal:3. The ratification of the selection of Deloitte & Touche LLP as the Company’sindependent registered public accounting firm for fiscal year 2018. †M For †M Against †M AbstainTHIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTEDFOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN ITEM 1, FOR ITEM 2 AND FOR ITEM 3 AND AT THEDISCRETION OF THE PROXIES ON ANY OTHER BUSINESS THAT MAY BE PROPERLY BROUGHT BEFORE THE MEETING ORANY ADJOURNMENT OR POSTPONEMENT THEREOF.Date

THE MARCUS CORPORATIONANNUAL MEETING OF SHAREHOLDERSTuesday, May 8, 201810:00 a.m. local timeBistroPlexSM Southridge5210 S. 76th StreetGreendale, WI 53129The Marcus Corporation100 E. Wisconsin Avenue, Suite 1900Milwaukee, WI 53202 proxyThis proxy is solicited by the Board of Directors for use at the Annual Meeting on May 8, 2018.The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and eachof them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of CommonStock of THE MARCUS CORPORATION that the undersigned is entitled to vote at the 2018 Annual Meeting ofShareholders to be held at 10:00 a.m., local time, Tuesday, May 8, 2018, at the BistroPlexSM Southridge, 5210 S.76th Street, Greendale, WI 53129, and at any adjournment or postponement thereof, upon such business as mayproperly come before the meeting, including the items listed on the reverse, as more completely described in theProxy Statement for the meeting.The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement, the 2017Annual Report on Form 10-K and hereby revokes any other proxy heretofore executed by the undersigned forsuch meeting.This proxy, when properly executed, will be voted in the manner directed herein by the undersignedshareholder. If no direction is made, this proxy will be voted (1) FOR the election of all nominees fordirector, (2) FOR approval, by advisory vote, of the compensation of the Company’s named executiveofficers, (3) FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independentregistered public accounting firm for fiscal year 2018 and (4) at the discretion of the proxies on any otherbusiness that may be properly brought before the meeting or any adjournment or postponement thereof.Vote by Internet, Telephone or Mail24 Hours a Day, 7 Days a WeekYour phone or Internet vote authorizes the named proxies to vote your sharesin the same manner as if you marked, signed and returned your proxy card.?? NTERNET/MOBILE PHONE MAILwww.proxypush.com/mcs 1-866-883-3382 Mark, sign and date your proxyUse the Internet to vote your proxy Use a touch-tone telephone to card and return it in theuntil 11:59 p.m. (CT) on vote your proxy until 11:59 p.m. (CT) postage-paid envelope provided.May 7, 2018. on May 7, 2018.If you vote your proxy via the Internet or by telephone, you do NOT need to mail back your proxy card.

The Marcus Corporation

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945

Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

1. Election of directors:

01 Stephen H. Marcus
02 Diane Marcus Gershowitz
03 Allan H. Selig
04 Timothy E. Hoeksema
05 Bruce J. Olson
06 Philip L. Milstein
07 Gregory S. Marcus
08 Brian J. Stark
09 Katherine M. Gehl
10 David M. Baum

☐ Vote FOR all nominees (except as marked)

☐ Vote WITHHELD from all nominees

Please fold here – Do not separate

Date ______________________________

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Shareowner ServicesP.O. Box 64945St. Paul, MN 55164-0945Address Change? Mark box, sign, and indicate changes below:TO VOTE BY INTERNET ORTELEPHONE, SEE REVERSE SIDEOF THIS PROXY CARD.The Board of Directors Recommends a Vote FOR All Nominees.1. Election of 01 Stephen H. Marcus 06 Philip L. Milstein †M Vote FOR †M Vote WITHHELDdirectors: 02 Diane Marcus Gershowitz 07 Gregory S. Marcus all nominees from all nominees03 Allan H. Selig 08 Brian J. Stark (except as marked)04 Timothy E. Hoeksema 09 Katherine M. Gehl05 Bruce J. Olson 10 David M. Baum(Instructions: To withhold authority to vote for any indicated nominee,write the number(s) of the nominee(s) in the box provided to the right.)The Board of Directors Recommends a Vote FOR the Following Proposal:2. To approve, by advisory vote, the compensation of the Company’s namedexecutive officers. †M For †M Against †M AbstainThe Board of Directors Recommends a Vote FOR the Following Proposal:3. The ratification of the selection of Deloitte & Touche LLP as the Company’sindependent registered public accounting firm for fiscal year 2018. †M For †M Against †M AbstainTHIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTEDFOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN ITEM 1, FOR ITEM 2 AND FOR ITEM 3 AND AT THEDISCRETION OF THE PROXIES ON ANY OTHER BUSINESS THAT MAY BE PROPERLY BROUGHT BEFORE THE MEETING ORANY ADJOURNMENT OR POSTPONEMENT THEREOF.Signature(s) in BoxPlease sign exactly as your name(s) appears on Proxy. Ifheld in joint tenancy, all persons should sign. Trustees,administrators, etc., should include title and authority.Corporations should provide full name of corporation and titleof authorized officer signing the Proxy.

THE MARCUS CORPORATIONANNUAL MEETING OF SHAREHOLDERSTuesday, May 8, 201810:00 a.m. local timeBistroPlexSM Southridge5210 S. 76th StreetGreendale, WI 53129The Marcus Corporation100 E. Wisconsin Avenue, Suite 1900Milwaukee, WI 53202 proxyThis proxy is solicited by the Board of Directors for use at the Annual Meeting on May 8, 2018.The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and eachof them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of Class BCommon Stock of THE MARCUS CORPORATION that the undersigned is entitled to vote at the 2018 AnnualMeeting of Shareholders to be held at 10:00 a.m., local time, Tuesday, May 8, 2018, at the BistroPlexSM Southridge,5210 S. 76th Street, Greendale, WI 53129, and at any adjournment or postponement thereof, upon such businessas may properly come before the meeting, including the items listed on the reverse, as more completely describedin the Proxy Statement for the meeting.The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement, the 2017Annual Report on Form 10-K and hereby revokes any other proxy heretofore executed by the undersigned forsuch meeting.This proxy, when properly executed, will be voted in the manner directed herein by the undersignedshareholder. If no direction is made, this proxy will be voted (1) FOR the election of all nominees fordirector, (2) FOR approval, by advisory vote, of the compensation of the Company’s named executiveofficers, (3) FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independentregistered public accounting firm for fiscal year 2018 and (4) at the discretion of the proxies on any otherbusiness that may be properly brought before the meeting or any adjournment or postponement thereof.Vote by Internet, Telephone or Mail24 Hours a Day, 7 Days a WeekYour phone or Internet vote authorizes the named proxies to vote your sharesin the same manner as if you marked, signed and returned your proxy card.?? NTERNET/MOBILE PHONE MAILwww.proxypush.com/mcs 1-866-883-3382 Mark, sign and date your proxyUse the Internet to vote your proxy Use a touch-tone telephone to card and return it in theuntil 11:59 p.m. (CT) on vote your proxy until 11:59 p.m. (CT) postage-paid envelope provided.May 7, 2018. on May 7, 2018.If you vote your proxy via the Internet or by telephone, you do NOT need to mail back your proxy card.

Shareowner ServicesP.O. Box 64945St. Paul, MN 55164-0945Address Change? Mark box, sign, and indicate changes below:TO VOTE BY INTERNET ORTELEPHONE, SEE REVERSE SIDEOF THIS PROXY CARD.The Board of Directors Recommends a Vote FOR All Nominees.1. Election of 01 Stephen H. Marcus 06 Philip L. Milstein †M Vote FOR †M Vote WITHHELDdirectors: 02 Diane Marcus Gershowitz 07 Gregory S. Marcus all nominees from all nominees03 Allan H. Selig 08 Brian J. Stark (except as marked)04 Timothy E. Hoeksema 09 Katherine M. Gehl05 Bruce J. Olson 10 David M. Baum(Instructions: To withhold authority to vote for any indicated nominee,write the number(s) of the nominee(s) in the box provided to the right.)The Board of Directors Recommends a Vote FOR the Following Proposal:2. To approve, by advisory vote, the compensation of the Company’s namedexecutive officers. †M For †M Against †M AbstainThe Board of Directors Recommends a Vote FOR the Following Proposal:3. The ratification of the selection of Deloitte & Touche LLP as the Company’sindependent registered public accounting firm for fiscal year 2018. †M For †M Against †M AbstainTHIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTEDFOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR LISTED IN ITEM 1, FOR ITEM 2 AND FOR ITEM 3 AND AT THEDISCRETION OF THE PROXIES ON ANY OTHER BUSINESS THAT MAY BE PROPERLY BROUGHT BEFORE THE MEETING ORANY ADJOURNMENT OR POSTPONEMENT THEREOF.Signature(s) in BoxPlease sign exactly as your name(s) appears on Proxy. Ifheld in joint tenancy, all persons should sign. Trustees,adminis trators, etc., should include title and authority.Corporations should provide full name of corporation and titleof authorized officer signing the Proxy.

THE MARCUS CORPORATIONANNUAL MEETING OF SHAREHOLDERSTuesday, May 8, 201810:00 a.m. local timeBistroPlexSM Southridge5210 S. 76th StreetGreendale, WI 53129The Marcus Corporation100 E. Wisconsin Avenue, Suite 1900Milwaukee, WI 53202 proxyThis proxy is solicited by the Board of Directors for use at the Annual Meeting on May 8, 2018.The undersigned hereby constitutes and appoints STEPHEN H. MARCUS and THOMAS F. KISSINGER, and eachof them, with the power of substitution, as proxies of the undersigned, to vote any and all shares of CommonStock of THE MARCUS CORPORATION that the undersigned is entitled to vote through The Marcus CorporationPension Plus Plan at the 2018 Annual Meeting of Shareholders to be held at 10:00 a.m., local time, Tuesday,May 8, 2018, at the BistroPlexSM Southridge, 5210 S. 76th Street, Greendale, WI 53129, and at any adjournmentor postponement thereof, upon such business as may properly come before the meeting, including the itemslisted on the reverse, as more completely described in the Proxy Statement for the meeting.The undersigned acknowledges receipt of the Notice of the Annual Meeting, the Proxy Statement, the 2017Annual Report on Form 10-K and hereby revokes any other proxy heretofore executed by the undersigned forsuch meeting.This proxy, when properly executed, will be voted in the manner directed herein by the undersignedshareholder. If no direction is made, this proxy will be voted (1) FOR the election of all nominees fordirector, (2) FOR approval, by advisory vote, of the compensation of the Company’s named executiveofficers, (3) FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independentregistered public accounting firm for fiscal year 2018, and (4) at the discretion of the proxies on any otherbusiness that may be properly brought before the meeting or any adjournment or postponement thereof.Vote by Internet, Telephone or Mail24 Hours a Day, 7 Days a WeekYour phone or Internet vote authorizes the named proxies to vote your sharesin the same manner as if you marked, signed and returned your proxy card.?? NTERNET/MOBILE PHONE MAILwww.proxypush.com/mcs 1-866-883-3382 Mark, sign and date your proxyUse the Internet to vote your proxy Use a touch-tone telephone to card and return it in theuntil 11:59 p.m. (CT) on vote your proxy until 11:59 p.m. (CT) postage-paid envelope provided.May 3, 2018. on May 3, 2018.If you vote your proxy via the Internet or by telephone, you do NOT need to mail back your proxy card.